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                                                                   EXHIBIT 10.5


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                          AGREEMENT AND PLAN OF MERGER

                         dated as of September 17, 1998

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                                TABLE OF CONTENTS
                                                                            Page

1. DEFINITIONS ................................................................1

2. MERGER .....................................................................5
   2.1  The Merger.............................................................5
   2.2  Closing................................................................5
   2.3  Effective Time.........................................................5
   2.4  Certificate of Incorporation and Bylaws of the Surviving Corporation...5
   2.5  Directors and Officers of the Surviving Corporation....................5
   2.6  Authorized Capital Stock of the Surviving Corporation..................6
   2.7  Effect of the Merger...................................................6
   2.8  Further Assurances.....................................................6

3. CONVERSION OF SHARES........................................................6
   3.1  Conversion of Capital Stock............................................6
   3.2  Delivery of Merger Consideration......................................11
   3.3  Withholding...........................................................11

4. REPRESENTATIONS AND WARRANTIES OF SELLER...................................12
   4.1  Organization..........................................................12
   4.2  Power and Authority...................................................12
   4.3  Authority for Agreement...............................................12
   4.4  No Violation to Result................................................13
   4.5  Capitalization........................................................13
   4.6  Financial Statements..................................................14
   4.7  Liabilities and Obligations...........................................15
   4.8  Adverse Changes.......................................................15
   4.9  Employee Matters......................................................15
   4.10 Taxes.................................................................17
   4.11 Subsidiaries..........................................................18
   4.12 Property..............................................................18
   4.13 Contracts.............................................................19
   4.14 Government Contracts..................................................19
   4.15 Litigation............................................................21
   4.16 Compliance with Laws..................................................21
   4.17 Environmental and Safety Matters......................................21
   4.18 Customers; Suppliers..................................................23
   4.19 Insurance.............................................................23
   4.20 Intellectual Property.................................................23
   4.21 Accounts Receivable...................................................26
   4.22 Inventory.............................................................26
   4.23 Related Party Transactions............................................26
   4.24 Brokers...............................................................26

5. REPRESENTATIONS AND WARRANTIES OF APPNET AND SUB...........................26

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   5.1  Due Organization......................................................27
   5.2  Power and Authority...................................................27
   5.3  Authority for Agreement...............................................27
   5.4  No Violation to Result................................................27
   5.5  Brokers and Agents....................................................27
   5.6  Capitalization........................................................28
   5.7  Shares Issued in Merger...............................................28
   5.8  Litigation............................................................28

6. COVENANTS .................................................................28
   6.1  Access to Properties and Records......................................29
   6.2  Confidentiality.......................................................29
   6.3  Interim Covenants of Century..........................................30
   6.4  No Solicitation.......................................................32
   6.5  Notification of Certain Matters.......................................33
   6.6  Tax Returns; Sales, Use and Transfer Taxes............................33
   6.7  Regulatory and Other Approvals........................................33
   6.8  Intentionally deleted.................................................33
   6.9  Reasonable Efforts....................................................33
   6.10 Management of the Surviving Corporation...............................33
   6.11 High Performance Organization.........................................34
   6.12 Benefits Plans........................................................34
   6.13 Stockholder Vote......................................................34
   6.14 Stockholder Meeting...................................................34
   6.15 Errors and Omissions Insurance........................................34

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF APPNET AND SUB......................35
   7.1  Representations and Warranties True at the Closing Date...............35
   7.2  Performance...........................................................35
   7.3  Stockholder Approval..................................................35
   7.4  Agreements with Employees.............................................35
   7.5  No Litigation.........................................................35
   7.6  No Material Adverse Change............................................36
   7.7  Certificates..........................................................36
   7.8  AppNet's Review.......................................................36
   7.9  Governmental, Regulatory and Other Consents and Approvals.............36
   7.10 Delivery of Good Standing Certificates; Corporate Resolutions.........36
   7.11 Financial Terms.......................................................36
   7.12 Payment of Loans......................................................37
   7.13 Purchase of Personal Use Items........................................37
   7.14 Intentionally Deleted.................................................37
   7.15 Stockholders Agreement and Registration Agreement.....................38
   7.16 Dissenting Shares.....................................................38
   7.17 Accredited Investors..................................................38


                                      -ii-
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8. CONDITIONS PRECEDENT TO OBLIGATIONS OF CENTURY.............................38
   8.1  Representations and Warranties True as of the Closing Date............38
   8.2  AppNet's and Sub's Performance........................................38
   8.3  No Litigation.........................................................38
   8.4  Certificates..........................................................39
   8.5  Governmental, Regulatory and Other Consents and Approvals.............39
   8.6  Delivery of Good Standing Certificates; Corporate Resolutions.........39
   8.7  Stockholder Approval..................................................39
   8.8  Dissenting Shares.....................................................39
   8.9  AppNet's Review.......................................................39

9. INDEMNIFICATION ...........................................................39
   9.1  General Indemnification...............................................39
   9.2  Indemnification Procedures............................................41
   9.3  Right to Setoff.......................................................42
   9.4  Release...............................................................43

10.NONCOMPETITION ............................................................43
   10.1 Prohibited Activities.................................................43
   10.2 Damages...............................................................44
   10.3 Reasonable Restraint..................................................44
   10.4 Severability; Reformation.............................................45
   10.5 Independent Covenant..................................................45
   10.6 Materiality...........................................................45

11.GENERAL ...................................................................45
   11.1  Termination..........................................................45
   11.2  Effect of Termination................................................46
   11.3  Cooperation..........................................................46
   11.4  Successors and Assigns...............................................47
   11.5  Entire Agreement.....................................................47
   11.6  Counterparts.........................................................47
   11.7  Expenses.............................................................47
   11.8  Specific Performance; Remedies Not Exclusive.........................47
   11.9  Notices..............................................................48
   11.10 Governing Law........................................................49
   11.11 Arbitration..........................................................49
   11.12 Survival of Representations, Warranties and Covenants................49
   11.13 Miscellaneous........................................................50
   11.14 Severability.........................................................52
   11.15 Absence of Third Party Beneficiary Rights............................52
   11.16 Mutual Drafting......................................................52
   11.17 Further Representations..............................................52
   11.18 Amendment; Waiver....................................................52
   11.19 Gender...............................................................52


                                      -iii-
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   11.20 Headings.............................................................53
   11.21 Public Disclosure....................................................53


                                      -iv-
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                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (together with the schedules and exhibits attached hereto, the "Agreement") is entered into effective for all purposes and in all respects as of September 17, 1998, by and among (i) APPNET SYSTEMS, INC., a Delaware corporation ("AppNet"), (ii) APPNET/CENTURY, INC., a Delaware corporation and a wholly-owned subsidiary of AppNet ("Sub"), (iii) CENTURY COMPUTING, INCORPORATED, a Delaware corporation ("Century"), and (iv) those individuals listed on Schedule 1 attached hereto (collectively, the "Major Stockholders") [the Major Stockholders and Century are hereinafter sometimes collectively referred to as "Seller"].

      WHEREAS, the Boards of Directors of AppNet and Sub have each determined that it is advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein in which Sub would merge with and into Century and Century would become a wholly-owned subsidiary of AppNet (the "Merger") and the Board of Directors of Century has approved the execution and delivery of this Agreement; and

      WHEREAS, AppNet, Sub, Century and the Major Stockholders desire to make certain representations, warranties and agreements in connection with the Merger and to set forth conditions to the Merger.

      NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

      Defined Terms. As used herein, the terms defined below shall have the following meanings. Any of these terms, unless the context otherwise requires, may be used in the singular or plural depending on the reference.

            "Affiliate" shall mean as to any party, any Person which directly or indirectly, is in control of, is controlled by, or is under common control with, such party, including any person who would be treated as a member of a controlled group under Section 414 of the Internal Revenue Code of 1986, as amended (the "Code"), and any officer or director of such party and, as to a party who is a natural person, such person's spouse, parents, siblings and lineal descendants. For purposes of this definition, an entity shall be deemed to be "controlled by" a Person if the Person possesses, directly or indirectly, power either to (i) vote ten percent (10%) or more of the securities (including convertible securities) having ordinary voting power or (ii) direct or cause the direction of the management or policies of such entity whether by contract or otherwise.

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            "AppNet Common Stock" shall mean the $.0005 par value per share common stock of AppNet.

            "Business" shall mean the business of Century or AppNet, as the case may be, as it is presently being conducted, as it has been conducted in the past and how it is proposed to be conducted in the future.

            "Cash Amount" shall mean (x) $30,000,000 minus (y) the sum of (i) the Permitted Payments plus (ii) the Note Amount plus (iii) the Option Amount; provided, however, that if the Cash Amount is greater than $22,000,000, then the Cash Amount shall be equal to $22,000,000 and the Stock Amount shall be equal to
(x) $30,000,000 minus (y) the sum of (i) $22,000,000 plus (ii) the Permitted Payments plus (iii) the Note Amount plus (iv) the Option Amount. If the Cash Amount is not greater than $22,000,000, then the Stock Amount shall be equal to $0.

            "Cash Merger Consideration" shall mean the sum of all Cash Per Share Amounts.

            "Contract" shall mean a note, bond, mortgage, contract, license, lease, sublease, covenant, commitment, power of attorney, proxy, indenture, or other agreement or arrangement, oral or written, to which Century is a party or by which Century or any of its assets or property is bound, other than Government Contracts.

            "Conversion Ratio" shall mean (x) the Option Amount divided by $3 divided by (y) the total number of shares of Century Common Stock subject to options at the Effective Time.

            "Debt Merger Consideration" shall mean the sum of all Debt Per Share Amounts.

            "Dissenting Shares" shall mean shares of Century Common Stock held by any stockholder or stockholders who properly exercise (including timely perfection and timely compliance with all other requirements under Section 262 of the DGCL, as defined in Section 2.1 hereof) appraisal rights under the DGCL with respect to such shares.

            "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encumbrance, mortgage or other right.

            "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

            "Government" shall mean any agency or instrumentality of the United States of America, any state or territory or subdivision thereof or any foreign country and any agency or instrumentality of any of the foregoing.

            "Government Contracts" shall mean any contracts between Century and the Government, including, without limitation, any grants, cooperative agreements and other transactions between Century and the Government, and any contract to which Century is a party

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where the Government is the ultimate customer; provided, however, that Intelsat shall not be deemed to be a Government Contract.

            "Governmental or Regulatory Authority" shall mean any court, tribunal, arbitrator, authority (including any quasi-governmental authority), agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

            "Intellectual Property Rights" shall mean all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof,
(iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable official and marketing plans and customer and supplier lists and information),
(vii) other intellectual property rights, (viii) "technical data" as defined in 48 Code of Federal Regulations, Chapter 1, and (ix) copies and tangible embodiments thereof (in whatever form or medium).

            "Knowledge of Century" means the best knowledge of the following persons of Century, after such inquiry by such persons into the matters represented to such knowledge standard as is intended reasonably to verify the accuracy of such matters: Mark Allen, Charles Butterfield, Norm Engelberg, Don Link, Phil Miller, Barbara Mallory, John McBeth, and Charles Shaw.

            "Knowledge of the Major Stockholders" means the best knowledge of the Major Stockholders after such inquiry by the Major Stockholders into the matters represented to such knowledge standard as is intended reasonably to verify the accuracy of such matters.

            "Legal Requirement" shall mean (i) with respect to any Person, any judgment, decree, injunction, order, writ or ruling to or by which such person is a party or is bound, or (ii) any law, ordinance, statute, rule, regulation, code or other requirement of any Federal, state, municipal or other governmental, administrative or judicial body, agency or authority or the common law.

            "Liabilities" shall mean, without limitation, any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

            "Material Adverse Effect" shall mean a material adverse effect on
(i) the assets, the business or the condition (financial or otherwise), properties, liabilities, reserves, working capital, earnings, technology, prospects or relations with customers, suppliers, distributors, employees or regulators, or (ii) the right or ability to consummate the transactions contemplated hereby.

            "Material Contract" means any contract involving the receipt or payment by Century of $25,000 or more or any other contract which, if not complied with or which, if defaulted by any party thereto, could result in a Material Adverse Effect (other than as the result of a claim by a third party not in privity to such contract).

            "Merger Consideration" shall mean the sum of the Cash Merger Consideration and the Debt Merger Consideration and any Stock Merger Consideration.

            "Net Worth" shall mean with regard to Century total assets (excluding intangible assets) of Century less total liabilities of Century determined in accordance with GAAP.

            "Net Worth Target" shall mean $1,145,921, assuming the payment of the Sprinkle and the Pre-Closing Distribution (as such terms are defined herein).

            "Note Amount" shall mean $2,000,000.

            "Option Amount" shall mean (x) $30,000,000 minus the Permitted Payments multiplied by (y) a fraction whose numerator is the total number of shares of Century Common Stock subject to options at the Effective Time and whose denominator is 462,282.

            "Person" shall mean any person, limited liability company, partnership, trust, corporation, business, group, Government or other entity.

            "Permitted Payments" shall mean the sum of (x) $1,000,000 (the "Sprinkle"), which shall be distributed to employees of Century immediately prior to the Effective Time (to the extent that such payment is actually made), plus (y) the amount of transaction costs paid or incurred by Century prior to the Closing that causes Century's Net Worth to fail to meet the Net Worth Target, plus (z) $5,500.

            "Reducible Amounts" shall mean the Cash Amount and the Option
Amount.

            "Stock Merger Consideration" shall mean the sum of all Stock Per Share Amounts.

            "Stockholders" shall mean the record owners of all of the issued and outstanding shares of Century Common Stock as of the Effective Time.

            "Tax" or "Taxes" shall mean all federal, state, local, foreign and other taxes, assessments or other Government charges, including, without limitation, income, estimated income, business, occupation, franchise, property, sales, transfer, use, employment, commercial rent or withholding taxes, including interest, penalties and additions in connection therewith for which Century or the Stockholders may be liable.

            "Tax Return" means any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

2. MERGER

      2.1. The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 2.3), Sub shall be merged with and into Century in accordance with the General Corporation Law of the State of Delaware (the "DGCL"). At the Effective Time, the separate corporate existence of Sub shall cease and Century shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). Sub and Century are sometimes referred to herein as the "Constituent Corporations." As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted or cancelled in the manner provided in Section
3.1 hereof.

      2.2. Closing. The closing of the Merger (the "Closing") will take place at the offices of Tucker, Flyer & Lewis, 1615 L Street, N.W., Suite 400, Washington, D.C. 20036, at 10:00 a.m., local time, on the second business day (the "Closing Date") following satisfaction or waiver of the conditions set forth in Sections 7 and 8 hereof, unless another date, time or place is agreed to in writing by the parties hereto.

      2.3. Effective Time. On the Closing Date, a certificate of merger (the "Certificate of Merger") in the form attached hereto as Exhibit A, shall be executed by the Constituent Corporations and thereafter AppNet shall promptly deliver the Certificate of Merger or cause the same to be delivered to the Secretary of State of the State of Delaware (the "Delaware Secretary") for filing, as provided in Section 252 of the DGCL. The Merger shall become effective at the time of the acceptance of the filing of the Certificate of Merger by the Delaware Secretary (such time being referred to herein as the "Effective Time").

      2.4. Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (i) the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, and (ii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

      2.5. Directors and Officers of the Surviving Corporation.

            (a) The directors of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

            (b) The officers of Century immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

      2.6. Authorized Capital Stock of the Surviving Corporation. The Surviving Corporation shall be authorized to issue one thousand (1,000) shares of common stock, $0.01 par value (the "Surviving Corporation Common Stock").

      2.7. Effect of the Merger. Subject to terms of this Agreement, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.

      2.8. Further Assurances. Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

3. CONVERSION OF SHARES

      3.1. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

            (a) Capital Stock of Sub. Each issued and outstanding share of the common stock, par value $0.01 per share, of Sub ("Sub Common Stock") shall be converted into and become one (1) fully paid and nonassessable share of common stock, par value $0.01 per share of the Surviving Corporation. Each certificate representing outstanding shares of Sub Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock.

            (b) Cancellation of Treasury Stock. All shares of common stock, par value $0.01 per share, of Century ("Century Common Stock"), that are held by Century as treasury stock shall be canceled and retired and shall cease to exist and no capital stock of AppNet or other consideration shall be delivered in exchange therefor.

            (c) Payment for Century Common Stock.

                  (i)(A) Each issued and outstanding share of Century Common Stock (other than Dissenting Shares and shares to be canceled in accordance with Section 3.1(b)), shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, (i) the Cash Per Share Amount and (ii) the Debt Per Share Amount and
(iii) the Stock Per Share Amount. The Debt Per Share Amount shall be represented by a Certificate of Beneficial Interest, in the form of Exhibit B attached hereto ("Certificate of Beneficial Interest"), in that certain Subordinated Convertible Promissory Note, in the form attached hereto as Exhibit C (the "Note"), whose original principal amount shall be the Note Amount. The Debt Per Share Amount shall be equal to (x) the Note Amount divided by (y) the total number of shares of Century Common Stock outstanding at the Effective Time. The Cash Per Share Amount shall be equal to (x) the Cash Amount divided by (y) the total number of shares of Century Common Stock outstanding at the Effective Time. No Stock Per Share Amount shall be payable unless the Stock Amount is greater than $0. In the event Stock Per Share Amount is payable, the Stock Per Share Amount shall be equal to
(x) the Stock Amount divided by (y) the total number of shares of Century Common Stock outstanding at the Effective Time. Notwithstanding the foregoing, in no event shall the sum of the Option Amount and the Stock Amount be less than $6,000,000. In the event that the sum of the Option Amount and the Stock Amount would be less than $6,000,000, the Stock Amount shall be increased such that the sum of the Option Amount and the Stock Amount shall equal $6,000,000, and the Cash Amount shall be reduced by a like amount such that the total of the Cash Amount, the Option Amount and the Stock Amount, in the aggregate, remains the same.

                  (B) (1) The following examples are intended to illustrate the foregoing principles and the definitions set forth in Section 1. Assume that, as Century has represented, on the date of the signing of this Agreement, there are 359,379 shares of Century Common Stock outstanding and 102,903 shares of Century Common Stock subject to options. Assume further that the Permitted Payments total $1,155,500, of which $1,000,000 is the "Sprinkle," $150,000 is used to pay transaction costs and such payment causes Century to fail to satisfy the Net Worth Target, and $5,500 is used to purchase additional insurance. The total amount payable in connection with the Merger is reduced, therefore, to $28,844,500 ($30,000,000 minus $1,155,500).

                        (2) Assume further that no options to purchase shares of Century Common Stock are exercised prior to the Effective Time. On the basis of the foregoing assumptions:

                  o the Option Amount would be $6,420,725 ((x) $28,844,500 multiplied by (y) 0.222597895),

                  o     the Cash Amount would be $20,423,775 ((x) $30,000,000
                        minus (y) $9,576,225),

                  o the Stock Amount would be $0 (because the Cash Amount did not exceed $22,000,000),

                  o the Cash Per Share Amount would be $56.831 ((x) $20,423,775 divided by (y) 359,379),

                  o the Debt Per Share Amount would be $5.5652 ((x) $2,000,000 divided by (y) 359,379), and

                  o no Stock Per Share Amount would be payable (because the Stock Amount was $0).

                        (3) As an additional example, assume that options to purchase 5,000 shares of Century Common Stock are exercised between the signing of this Agreement and the Effective Time. In that case, and on the basis of the assumptions set forth in Section 3.1(c)(i)(B)(1):

                  o the number of shares of Century Common Stock outstanding at the Effective Time would be 364,379,

                  o the number of shares of Century Common Stock subject to option would be 97,903,

                  o the Option Amount would be $6,108,745 ((x) $28,844,500 multiplied by (y) 0.211782),

                  o     the Cash Amount would be $20,735,755 ((x) $30,000,000
                        minus (y) $9,264,245),

                  o the Stock Amount would be $0 (because the Cash Amount did not exceed $22,000,000),

                  o the Cash Per Share Amount would be $56.9071 ((x) $20,735,755 divided by (y) 364,379),

                  o the Debt Per Share Amount would be $5.4888 ((x) $2,000,000 divided by (y) 364,379), and

                  o no Stock Per Share Amount would be payable (because the Stock Amount was $0).

                        (4) As a final example, assume that options to purchase 80,000 shares of Century Common Stock are exercised between the signing of this Agreement and the Effective Time. In that case, and on the basis of the assumptions set forth in Section 3.1(c)(i)(B)(1):

                  o the number of shares of Century Common Stock outstanding at the Effective Time would be 439,379,

                  o the number of shares of Century Common Stock subject to option would be 22,903,

                  o the Option Amount would be $1,429,055 ((x) $28,844,500 multiplied by (y) 0.0495434),

                  o the Cash Amount would be $22,000,000 (because (x) $30,000,000 minus (y) $4,584,555 would yield a number greater than $22,000,000),

                  o     the Stock Amount would be $3,415,445 ((x) $30,000,000
                        minus (y) $26,584,555),

                  o the Cash Per Share Amount would be $50.0707 ((x) $22,000,000 divided by (y) 439,379),

                  o the Debt Per Share Amount would be $4.5519 ((x) $2,000,000 divided by (y) 439,379), and

                  o the Stock Per Share Amount would be $7.7733 ((x) $3,415,445 divided by (y) 439,379);

however, since the sum of the Option Amount and the Stock Amount ($1,429,055 + $3,415,445 = $4,844,500) is less than $6,000,000, the Stock Amount shall be increased such that the sum of the Option Amount and the Stock Amount shall equal $6,000,000, and the Cash Amount shall be reduced by a like amount such that the total of the Cash Amount, the Option Amount and the Stock Amount, in the aggregate, remains the same, leaving the following adjusted result:

                  o     the Option Amount would be $1,429,055 (unchanged),

                  o the Stock Amount would be $4,570,945 (an increase of $1,155,500 such that the sum of the Option Amount and the Stock Amount equal $6,000,000), and

                  o the Cash Amount would be $20,844,500 (a decrease of $1,155,500 such that the total of the Cash Amount, the Option Amount and the Stock Amount, in the aggregate, remains the same).

                  (ii) Any Stock Per Share Amount shall be paid in shares of AppNet Common Stock valued at a price of $3.00 per share. No fractional shares of AppNet Common Stock shall be issued, but in lieu thereof each holder of shares of Century Common Stock who would otherwise be entitled to receive a fraction of a share of AppNet Common Stock shall receive from AppNet an amount of cash equal to $3.00 multiplied by the fraction of a share of AppNet Common Stock to which such holder would otherwise be entitled.

                  (iii) The Cash Merger Consideration, the Debt Merger Consideration, and any Stock Merger Consideration shall be delivered to each Stockholder following the Effective Time as set forth on Schedule 3.1(c) hereof. All shares of Century Common Stock converted in accordance with this Section 3.1(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive cash in the amount set forth on Schedule 3.1(c), a Certificate of Beneficial Interest in the principal amount set forth on Schedule 3.1(c), and certificates representing the number of shares of AppNet Common Stock set forth on Schedule 3.1(c), upon the surrender of such certificate representing shares of Century Common Stock in accordance with Section 3.2 or, with respect to the Dissenting Shares, the right to receive appraisal rights in accordance with the DGCL.

            (d) Century Incentive Stock Options. AppNet shall assume options issued pursuant to Century's Incentive Stock Option Plan in such manner that each stock option under Century's Incentive Stock Option Plan outstanding as of the Effective Time ("Century Stock Options") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into an option to purchase shares of AppNet Common Stock (an "AppNet Stock Option"), with the number of shares of AppNet Common Stock subject to each such AppNet Stock Option equal to (x) the Conversion Ratio multiplied by (y) the number of shares of Century Common Stock subject to the Century Stock Option being converted into such AppNet Stock Option. The term within which a holder of an AppNet Stock Option may exercise such option shall be equal to the term of the Century Stock Option that was converted into such AppNet Stock Option. The exercise price for each share of AppNet Common Stock subject to AppNet Stock Options shall be determined for each Century Stock Option being converted to an AppNet Stock Option. For each such AppNet Stock Option, the exercise price for each share of AppNet Common Stock subject to such AppNet Stock Option shall be equal to (x) the exercise price for the Century Stock Option being converted to the AppNet Stock Option divided by (y) the Conversion Ratio. As an example of the foregoing, if the Option Amount is equal to $6,420,725 and 102,903 shares of Century Common Stock are subject to Century Stock Options at the Effective Time, then:

                  o the Conversion Ratio would be 20.7986 ((x) 2,140,241 divided by (y) 102,903),

                  o an option to purchase 100 shares of Century Common Stock would be converted into an option to purchase 2080 shares of AppNet Common Stock, and

                  o if the Century Stock Option had an exercise price of $5.25 per share, such Century Stock Option would convert into an AppNet Stock Option with an exercise price of $0.2524 per share ((x) $5.25 divided by (y) 20.7986).

            The AppNet Stock Options shall be delivered to the holders of Century Stock Options following the Effective Time as set forth on Schedule 3.1(d) hereof. All shares of AppNet Common Stock to be delivered upon the exercise of any such assumed stock options shall be bound by and subject to the provisions of that certain AppNet Stockholders' Agreement dated June 29, 1998 and Registration Agreement dated June 29, 1998 and, after the Effective Time, each person exercising any AppNet Stock Option shall be deemed a party to the AppNet Stockholders' Agreement and Registration Agreement as if they had actually signed such agreement and shall for all purposes and in all respects be bound by, and enjoy the benefits of, its terms and conditions.

      3.2. Delivery of Merger Consideration.

            (a) At the Closing, each holder of a certificate representing issued and outstanding shares of record of Century Common Stock immediately prior to the Effective Time (other than the Dissenting Shares) shall surrender such certificate to AppNet and AppNet shall deliver, by wire transfer of immediately available funds, to an escrow account at NationsBank, N.A. (or such other escrow agent as Century shall designate prior to the Effective Time), on behalf of all Stockholders, the aggregate amount to which such persons are entitled under
Section 3.1(c)(i) hereof, after giving effect to any Tax withholdings that AppNet is obligated, under applicable Legal Requirements, to make; and (ii) shall deliver to such record holder a Certificate of Beneficial Interest in the
Note in the principal amount to which such record holder is entitled pursuant to
Section 3.1(c)(ii) hereof.

            (b) No transfers of Century Common Stock shall be made on the stock transfer books of the Surviving Corporation at or after the Closing. No exercise of Century Stock Options shall be honored at or after the Closing. Until such certificates are surrendered, each certificate shall be deemed to evidence only the right to receive the Merger Consideration or, with respect to the Dissenting Shares, the right to receive appraisal rights in accordance with the DGCL, upon such surrender in accordance with the terms and conditions set forth herein.

            (c) All cash paid and any shares of AppNet Common Stock and Certificates of Beneficial Interest delivered upon the surrender for exchange of certificates evidencing Century Common Stock in accordance with the terms and conditions hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of Century Common Stock.

      3.3. Withholding. AppNet shall be entitled to deduct and withhold from the Cash Merger Consideration otherwise payable pursuant to this Agreement to any Stockholder such amounts as AppNet is required to deduct and withhold with respect to the payment of the Merger Consideration under the Code or any provision of state, local or foreign Tax law; provided, however, that AppNet shall not make any such deduction or withholding unless it is obligated, under applicable Legal Requirements, to do so. To the extent that such amounts are so withheld by AppNet, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Century Common Stock in respect of which such deduction and withholding was made by AppNet.

4. REPRESENTATIONS AND WARRANTIES OF SELLER

      To induce AppNet and Sub to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Century and the Major Stockholders, jointly and severally, each represents and warrants to AppNet and Sub, as of the date hereof and as of the Closing Date, as set forth below:

      4.1. Organization. Century is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Century is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted, except where the failure to be so authorized or qualified would not have a Material Adverse Effect on the business, operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise) of Century.

      4.2. Power and Authority. Century has all requisite corporate power and authority to own, lease and operate its properties and to conduct its Business as presently conducted and as proposed to be conducted and is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its properties or the nature of its business activities requires such qualification, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Century.

      4.3. Authority for Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been authorized by the Board of Directors of Century. Upon receipt of approval of this Agreement and the transactions contemplated hereby by the Stockholders of Century, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been authorized by all requisite corporate action on the part of Century. Century has full corporate power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby. The Major Stockholders have the legal capacity to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Major Stockholders and is a legal, valid and binding obligation of the Major Stockholders enforceable against the Major Stockholders in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general. This Agreement has been duly executed and delivered by Century and is a legal, valid and binding obligation of Century, enforceable against Century in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general.

      4.4. No Violation to Result. Except as set forth on Schedule 4.4, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof:
(i) are not in violation or breach of, do not conflict with or constitute a default under, and will not accelerate or permit the acceleration of the performance required by, any of the terms of the Certificate of Incorporation or Bylaws of Century or any Material Contract to which Century or the Major Stockholders is a party or which affects Century; (ii) will not be an event which, after notice or lapse of time or both, will result in any such violation, breach, conflict, default, or acceleration; (iii) will not result in a violation under any law, judgment, decree, order, rule, regulation, permit or other legal requirement of any Governmental or Regulatory Authority, court or arbitration tribunal whether federal, state, provincial, municipal or local (within the U.S. or otherwise) at law or in equity, and applicable to Century; and (iv) will not result in the creation or imposition of any Encumbrance in favor of any Person upon any of the properties or assets of Century.

      4.5. Capitalization.

            (a) Schedule 4.5 sets forth, with respect to Century, (i) the number of authorized shares of each class of its capital stock, (ii) the number of issued and outstanding shares of each class of its capital stock and the record owner thereof, and (iii) the number of shares of each class, if any, which are held in treasury. All of the issued and outstanding shares of capital stock of Century (A) have been duly authorized and validly issued and are fully paid and non-assessable, (B) were issued in compliance with all applicable state and federal laws and (C) were not issued in violation of any preemptive rights or rights of first refusal. Except as set forth on Schedule 4.5, no preemptive rights or rights of first refusal exist with respect to the shares of capital stock of Century, and no such rights arise by virtue of or in connection with the transactions contemplated hereby. Except as set forth on Schedule 4.5, there are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require Century to issue or sell any shares of its Common Stock (or securities convertible into or exchangeable for shares of its Common Stock). Except as set forth on Schedule 4.5, there are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to Century. To the Knowledge of Century and the Major Stockholders, and except as set forth on Schedule 4.5, there are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of Century. Except as set forth in Schedule 4.5, Century is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

            (b) Except as set forth on Schedule 4.5, the Stockholders are the record holders of the issued and outstanding shares of capital stock of Century, and on the date hereof to the actual knowledge without inquiry of Century and the Major Stockholders, and at the Effective Time, to the Knowledge of Century and the Major Stockholders, the Stockholders own such shares as are set forth on
Schedule 4.5 free and clear of any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, Encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive right, conversion, put, call or other claim or right, restriction on transfer (other than restrictions imposed by federal and state securities laws), or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

      4.6. Financial Statements.

            (a) Schedule 4.6 includes true, complete and correct copies of (i) the audited balance sheets of Century as of the end of the periods identified on
Schedule 4.6 (such dates being the end of Century's three (3) most recently completed fiscal years), and audited statements of income, cash flows and stockholders' equity for each of its three (3) most recently completed fiscal years (collectively, the "Annual Financials"), and (ii) true, complete and correct copies of Century's unaudited interim balance sheet (the "Current Balance Sheet") as of August 2, 1998 (the

"Balance Sheet Date") and Century's statement of income for the seven (7) months ended August 2, 1998 (collectively, the "Interim Financials" and together with the Annual Financials, the "Financial Statements"). Except as set forth on
Schedule 4.6, the Financial Statements have been prepared in accordance with GAAP consistently applied (subject, in the case of the Interim Financials, to normal year-end audit adjustments, which individually or in the aggregate will not be material). Each of the balance sheets included in the Financial Statements presents fairly the financial condition of Century as of the dates indicated thereon, and each of the statements of income, cash flows and stockholders' equity included in the Financial Statements presents fairly the results of its operations for the periods indicated thereon. Except for the change in Interim Statement vacation accrual policy effective January 1, 1998, during the periods covered by the Financial Statements and since the Balance Sheet Date, there has been no material change in Century's accounting policies. Except as set forth on Schedule 4.6, there are no material, special or non-recurring items of income or expense during the periods covered by the Financial Statements and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto.

            (b) The books and records, minute books, stock record books (including separate minutes or written consents in lieu of meetings), and other records of Century, all of which have been made available to AppNet, are complete and correct and have been maintained in accordance with sound business practices. The minute book(s) (including separate minutes or written consents in lieu of meetings) of Century, all of which have been made available to AppNet, contains accurate and complete records of all meetings held of, and corporate action taken by, the Stockholders, the Board of Directors, and committees of the Board of Directors of Century, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared as of the date hereof and are not contained in such minute book (including separate minutes or written consents in lieu of meetings).

      4.7. Liabilities and Obligations.

            (a) Except as disclosed on Schedule 4.7(a), there are no Liabilities or obligations of Century, other than: (i) those Liabilities reflected on the Current Balance Sheet and not previously paid or discharged; and (ii) those Liabilities incurred after the Balance Sheet Date arising in the ordinary course of business, which were incurred consistent with past practice under any contract, commitment or agreement specifically disclosed on any schedule to this Agreement.

            (b) Schedule 4.7(b) sets forth a summary description of all advance payments or deposits held by Century and reflected in the Financial Statements and the related obligations thereunder.

      4.8. Adverse Changes. Except as set forth on Schedule 4.8, from August 2, 1998: (i) there has been no change in the condition (financial or otherwise), Business, net worth, assets, properties, Liabilities or obligations (fixed, contingent, known, unknown or otherwise) of Century which has had a Material Adverse Effect, and there has been no occurrence, circumstance or combination thereof which might reasonably be expected to result in any such Material Adverse Effect before the Closing Date; (ii) Century has not declared or paid any dividend or distribution in respect of the capital stock, or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Century (other than the matters described in Section
6.3 (m)) and (iii) Century has complied with all of the covenants set forth in
Section 6.3, to the same extent as if this Agreement had been executed on August 2, 1998.

      4.9. Employee Matters.

            (a) All employee benefit plans, programs, policies and arrangements (whether formal or informal, written or unwritten, and whether maintained for the benefit of a single individual or more than one individual) maintained or contributed to by Century for the benefit of any current or former employee of Century or in which such employees are entitled to participate are listed in
Schedule 4.9(a) (the "Benefit Plans"). With respect to each Benefit Plan, true, correct and complete copies of all of the following documents, if applicable, will be delivered or made available to AppNet substantially prior to the Closing
Date: (i) all plan documents and amendments thereto; (ii) all written descriptions of any oral plans or policies; (iii) all trust agreements; (iv) all annuity contracts, insurance policies or contracts and service agreements; (v) the three (3) most recent Forms 5500 and any financial statements attached thereto; (vi) the most recent actuarial and valuation report; (vii) the most recent IRS determination letter; (viii) the most recent summary plan description; (ix) and copies of all nondiscrimination testing for the last three
(3) years. Except as set forth on Schedule 4.9(a), each Benefit Plan and the administration thereof complies, and has at all times complied, with the terms of such Benefit Plan and with the requirements of all applicable law, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "Code"). Except as set forth on Schedule 4.9(a), each Benefit Plan intended to qualify under Section 401(a) of the Code so qualifies, and each trust which forms a part of any such Benefit Plan is exempt from taxation under Section 501(a) of the Code. No Benefit Plan subject to Part 3 of Title I of ERISA has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code. No liability has been incurred or is expected to be incurred under Title IV of ERISA to any party with respect to any Benefit Plan, or any other plan presently or heretofore maintained or contributed to by Century, any predecessor to Century, or any entity that is or at any time was a member of a controlled group, as defined in Section 412(n)(6)(B) of the Code, which includes or included Century ("Controlled Group Member"). Neither Century, nor any Controlled Group Member has incurred any liability for any Tax imposed under Sections 4971 through 4980B of the Code or civil liability under Sections 502(i) or (l) of ERISA. The "amount of unfunded benefit liabilities" within the meaning of Section 4001(a)(18) of ERISA does not exceed zero with respect to any Benefit Plan subject to Title IV of ERISA. No Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA. Except as set forth on Schedule 4.9(a), no Benefit Plan provides health or death benefit coverage to any employee or his spouse or dependents beyond the termination of an employee's employment, except as required by Part 6 of Subpart B of Title I of ERISA or Section 4980B of the Code. No "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Benefit Plan or any plan maintained by a Controlled Group Member since the effective date of said Section 4043. Century has no liability (whether actual, contingent or otherwise) with respect to any employee benefit plan or arrangement sponsored or maintained by a Controlled Group Member. No suit, actions or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought against or with respect to any Benefit Plan, and no suit, action, or other litigation is threatened by, against, or relating to any Benefit Plan and to Century's Knowledge there is no fact that could form the basis for any such suit, action or litigation. No "prohibited transaction" within the meaning of Sections 406 or 407 of ERISA or
Section 4975 of the Code has occurred with respect to any Benefit Plan. No Benefit Plan is presently under audit or examination by the IRS, the Department of Labor, or any other Governmental or Regulatory Authority, and no matters are pending with respect to any Benefit Plan under the IRS Voluntary Compliance Resolution program, its Closing Agreement Program, or any other similar program. All contributions to Benefit Plans that were required to be made under such Benefit Plans will have been made as of the Balance Sheet Date, and all benefits accrued under any unfunded Benefit Plan will have been paid, accrued or otherwise adequately reserved in accordance with GAAP as of such date, and Century will have performed by the Closing Date any obligations required to be performed as of such date under all Benefit Plan. No Benefit Plan contains any term or provision or is subject to any law that would prohibit the transactions contemplated by this Agreement, or that would give rise to the vesting of benefits, payments, or liabilities as a result of the transactions contemplated by this Agreement, except to the extent that full vesting is required under any tax-qualified Benefit Plan under Section 411 of the Code.

            (b) Schedule 4.9(b) contains a complete and correct list of all employees of Century as of the date hereof and the 1998 compensation paid or payable to each such employee. Except as set forth in Schedule 4.9(b), (i) the terms of employment or engagement of all directors, officers, employees, agents, consultants and professional advisers of Century are such that their employment or engagement may be terminated upon not more than thirty days' notice given at any time and without liability for payment of compensation or damages other than payment for salary and benefits accrued through the date of termination, (ii) there are no severance payments which are or could become payable by Century to any director, officer or other employee of Century under the terms of any oral or written agreement or commitment or any law, custom, trade or practice, and
(iii) there are no agreements, contracts or commitments, oral or written, between Century and any employee, consultant or independent contractor.

            (c) Century is not bound by or subject to (and none of its assets or properties are bound by or subject to) any arrangement with any labor union. No employees of Century are or ever have been represented by any labor union or covered by any collective bargaining agreement while employed by Century and no campaign to establish such representation is in progress. There is no pending or threatened labor dispute involving Century and any group of their employees nor has Century experienced any labor interruptions. Except as set forth in Schedule 4.16, Century is and has been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including without limitation any such laws regarding employment documentation, minimum wage and hours, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and Century has not engaged in any unfair labor practice. All persons classified by Century as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and Century has fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

      4.10. Taxes. Century has filed or caused to be filed with the appropriate Governmental or Regulatory Authority any and all Tax Returns, with respect to Taxes required to be filed by it as of the date hereof, or requests for extensions to file Tax Returns which have been filed have been timely filed or granted and have not expired, and all such Tax Returns are true, complete and accurate in all respects, except to the extent that such failures to file, have extensions granted that remain in effect or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a Material Adverse Effect on Century. Century has paid all Taxes shown as due, claimed to be due by any Governmental or Regulatory Authority, or accruable with respect to periods through the Closing Date except for such taxes as (i) are fully reserved for in the Current Balance Sheet or (ii) were incurred after the Balance Sheet Date in the ordinary course of business and are not due and payable as of the Closing Date. No deficiencies for any Taxes have been proposed against Century that are not adequately reserved for in the Current Balance Sheet. No requests for waivers or comparable consents with respect to the time to assess any Taxes against Century have been granted or are pending, except for requests with respect to such Taxes that have been adequately reserved for in the Current Balance Sheet. Century has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws and withholding with respect to employee wages) and has, within the time and manner prescribed by law, withheld and paid over to the proper Governmental or Regulatory Authority all amounts required to be withheld and paid over under all applicable laws. No federal, state, local or foreign audits or other administrative proceedings or court proceedings ("Audits") exist or have been initiated with regard to any Taxes or Tax Returns of Century, and Century has not received any notice that such an Audit is pending or threatened with respect to any Taxes due from or with respect to Century or any Tax Return filed or required to be filed by or with respect to Century. Century is not a party to, is not bound by, and has no obligation under, any tax sharing agreement, tax indemnification agreement or similar contract or arrangement.

      4.11. Subsidiaries. Century has no debt, equity or other investment or interest in any Person and is not a party to any joint venture agreement with any Person. Century has no commitments to contribute to the capital of, make loans to or share losses of, any Person.

      4.12. Property.

            (a) Century neither has ever owned nor now owns any real property.
Schedule 4.12(a) sets forth an accurate and complete list of all real property and leaseholds of real property leased by Century or to which Century may have any ownership or leasehold rights, except for temporary off-site storage arrangements terminable without penalty upon 60 days notice (collectively, the "Facilities"). Except as otherwise disclosed on Schedule 4.12(a), to the Knowledge of Century and the Knowledge of the Major Stockholders, (i) there are no outstanding written or oral leases, rights to occupancy, or tenancies of any kind (including tenancies by sufferance and/or holdover tenancies arising under expired written or oral leases) covering or in any way affecting the Facilities or any part or parts thereof; (ii) no person, firm or corporation other than Century has any rights (including rights arising under an installment contract, option to purchase, easement, right-of-way, or otherwise) with respect to the Facilities or any part thereof; and (iii) there have been no improvements to, construction on, work done at, and/or services or material supplied to, the Facilities or any part or parts thereof for which payment in full has not been made and which might give rise to mechanic's liens or other lien rights, except in the ordinary course of business. All leases set forth on Schedule 4.12(a) are in full force and effect and constitute valid and binding agreements of Century and, to the knowledge of Century, the other parties thereto in accordance with their respective terms.

            (b) Schedule 4.12(b) sets forth an accurate list of all owned and leased personal property with an original purchase price in excess of $1,000 purchased on or after January 1, 1996 (i) as of the Balance Sheet Date, or (ii) acquired since the Balance Sheet Date, including in each case true, complete and correct copies of leases for equipment and also including an indication as to which assets are currently owned, or were formerly owned, by any current or former stockholders of Century or business or personal Affiliates of Century or any current or former stockholder of Century. All of the vehicles and other material machinery and equipment listed on Schedule 4.12(b) are in good working order and condition, ordinary wear and tear excepted. All fixed assets used by Century that are material to the operation of the Business are either owned by Century or leased under an agreement listed on Schedule 4.12(b).

            (c) Century has good and marketable title to its assets, free and clear of any and all Encumbrances and defects in title. Century's assets, taken together, are adequate for the operation of the Business as it is being currently conducted.

      4.13. Contracts. Schedule 4.13 constitutes an accurate and complete list of each Material Contract. Each Contract is in full force and effect, is a valid, binding and enforceable obligation by or against Century and the other parties thereto, and no event has occurred which constitutes or, with the giving of notice or passage of time, or both, would constitute, a default or breach thereunder. Prior to the Closing Date, Century will deliver or will cause to be delivered or will make available to AppNet correct and complete copies of each Material Contract and all amendments thereto. To the Knowledge of Century, no other party to any Contract is in default thereunder. Except as set forth on
Schedule 4.13, there exists no restrictive covenants of any nature whatsoever in any of the Contracts. Except as set forth in Schedule 4.13, Century does not project a loss on any of the Contracts.

      4.14. Government Contracts.

            (a) Schedule 4.14 sets forth a complete and accurate list of Century's Government Contracts in effect at any time during the three (3)-year period ending on the date of this Agreement (the "Century Government Contracts"). All Century Government Contracts have been made available to AppNet prior to the date hereof. Except for the pending 1996 incurred cost audit by DCAA, with respect to the Century Government Contracts, there is no current pending or, to Century's and the Major Stockholders' Knowledge, threatened, formal or informal, administrative or agency-level dispute, claim, protest, appeal or proceeding to which Century is a party before, nor a current formal or informal, administrative or agency-level claim, pending protest, appeal or lawsuit (including, without limitation, any qui tam suit by Century) pending or, to Century's and the Major Stockholder's Knowledge, threatened against, any Governmental or Regulatory Authority or to which a Governmental or Regulatory Authority is a party. Century has not received a cure notice or a show cause notice advising Century that it was in default or would, if it failed to take remedial action, be in default under any Century Government Contract. All amounts previously charged to or presently carried as chargeable by Century to any cost-reimbursable Century Government Contract have been or will be reasonable, allowable, and allocable to each such Century Government Contract. There exists no basis for a claim of any liability by Century as a result of cost and pricing data submitted to the Government. Century has not submitted any inaccurate, untruthful, or misleading cost or pricing data, certification, bid, proposal, report, claim, or any other information to the Government. No Century Government Contract has been terminated for default or for the convenience of the Government. Except as set forth on Schedule 4.14, neither Century nor the Major Stockholders has information that any option with respect to any Century Government Contract will not be exercised or that any Century Government Contract or subcontract of Century will be terminated, cancelled, or will otherwise come to an end, other than through the expiration of such contract after the completion of all work contemplated thereunder (including any work contemplated to be done during any option period). Century has received no requests with respect to any Century Government Contract for equitable adjustment or claims (other than routine invoices) pending with the Government. Except as set forth in Schedule 4.14, neither Century nor the Major Stockholders has been notified of any deductions from unpaid invoices with respect to any Century Government Contract. Neither Century nor the Major Stockholders has been notified of any warranty claims with respect to any Century Government Contract. There have been no unfavorable past performance assessments, evaluations, or ratings with respect to any Century Government Contract. Century has not violated the Service Contract Act, or failed to pay any compensation required by it with respect to any Century Government Contract. There exist no assignments of claims with respect to the Century Government Contracts, whether pursuant to the Assignment of Claims Act or otherwise.

            (b) Century has not been suspended or debarred from bidding on contracts or subcontracts for the Government, nor has any such suspension or debarment action been threatened or commenced. There is not a valid basis, nor specific circumstances which with the passage of time would become a basis, for Century's suspension or debarment from bidding on contracts or subcontracts for the Government. Except as set forth on Schedule 4.14, Century has not been, nor is it now being, audited or investigated by the General Accounting Office (or any other Congressional agency), the General Services Administration, the Defense Contract Audit Agency, the Defense Contract Administrative Service, the Department of Labor, the Department of Treasury, or the inspector general or auditor general or similar functionary of the Government, nor has any such audit or investigation been threatened. No employee or Affiliate of Century, or to the Knowledge of Century, no agent, consultant or representative of Century, is in receipt or possession of any competitor or Government proprietary or procurement sensitive information under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized. Except as set forth on
Schedule 4.14, Century has never received an official investigative inquiry or subpoena from the Government. Century has never filed a Cost Accounting Standards disclosure statement and has never been required by any Legal Requirement or Governmental or Regulatory Authority to file a Cost Accounting Standards disclosure statement. Century has properly disclosed all of its contingent fee agreements with respect to its Government sales and marketing efforts. Century has not misused or disclosed (i) any subcontractor or team member proprietary or confidential information, (ii) any classified information, or (iii) any records subject to the Privacy Act (5 U.S.C. ss. 552a). Century is not aware of any violation of (A) the Certificate of Procurement Integrity, (B) the Procurement Integrity Act, or (C) any statutory, regulatory, contractual or ethical requirement of Government contractors, in any such case by Century.

            (c) Except as set forth on Schedule 4.14, there are no restrictions on Century's use of techniques, skills, know-how or methodologies employed in the performance of any Contract or Government Contract. Except as set forth on
Schedule 4.14, there are no restrictions on Century re-selling or re-licensing its computer software products to other than Government end-user customers.

            (d) Except as set forth on Schedule 4.14, Century has no Government Contracts that were awarded pursuant to a "small business set-aside," as that term is commonly used in Government Contracting.

            (e) Except as set forth on Schedule 4.14, Century does not project a loss on any fixed price Government Contract.

      4.15. Litigation. Except as set forth in Schedule 4.15, there is no litigation, suit, proceeding, action, claim, demand or investigation, at law or in equity, pending or to the Knowledge of Century and the Major Stockholders threatened against or affecting Century before any court, agency, authority or arbitration tribunal, including, without limitation, any product liability, workers' compensation or wrongful dismissal claims, or claims, actions, suits, demands or proceedings relating to toxic materials, hazardous substances, pollution or the environment. To the Knowledge of Century and the Major Stockholders, there are no facts that would likely result in any such litigation, suit, proceeding, action, claim or investigation. Century is not subject to or in default with respect to any notice, order, writ, injunction or decree of any court, agency, authority or arbitration tribunal.

      4.16. Compliance with Laws. Except as set forth in Schedule 4.16, Century has complied and is currently in compliance, in all material respects, with all laws, regulations, rules, orders, permits, judgments, decrees and other requirements and policies imposed by any Governmental or Regulatory Authority applicable to it, its properties or the operation of its business. Century has not received any notice or citation for noncompliance with any of the foregoing, and there exists no condition, situation or circumstance, nor has there existed such a condition, situation or circumstance, which, after notice or lapse of time, or both, would constitute noncompliance with or give rise to future liability with regard to any of the foregoing. Century has all licenses, permits, approvals, qualifications or the like, from any Government,

Governmental or Regulatory Authority or any third party necessary for the conduct of Century's Business and all such items are in full force and effect.

      4.17. Environmental and Safety Matters.

            (a) For purposes of this Agreement, the term "Environmental and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation); "Release" shall have the meaning set forth in CERCLA (as defined below); and "Environmental Lien" shall mean any Lien, whether recorded or unrecorded, in favor of any Governmental or Regulatory Authority, relating to any liability of Century arising under any Environmental and Safety Requirements.

            (b) Except as set forth on Schedule 4.17:

                  (i) Century has complied with and is currently in compliance with all Environmental and Safety Requirements, and Century has not received any oral or written notice, report or information regarding any Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to Century or any of its properties or facilities.

                  (ii) Without limiting the generality of the foregoing, Century has obtained and complied with, and is currently in compliance with, all permits, licenses and other authorizations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of its properties or facilities or the operation of their businesses. A list of all such permits, licenses and other authorizations which are material to Century is set forth on
Schedule 4.17 attached hereto.

                  (iii) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations on Century or otherwise for site investigation or cleanup, or notification to or consent of any Governmental or Regulatory Authorities or third parties under any Environmental and Safety Requirements (including, without limitation, any so called "transaction-triggered" or "responsible property transfer" laws and regulations).

                  (iv) Century has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any substance (including, without limitation, any hazardous substance), or owned, occupied or operated any facility or property, so as to give rise to Liabilities of Century for response costs, natural resource damages or attorneys fees pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or any other Environmental and Safety Requirements.

                  (v) Without limiting the generality of the foregoing, no facts, events or conditions relating to the past or present properties, facilities or operations of Century shall prevent, hinder or limit continued compliance by Century with Environmental and Safety Requirements, give rise to any corrective, investigatory or remedial obligations on the part of Century pursuant to Environmental and Safety Requirements or give rise to any other Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) on the part of Century pursuant to Environmental and Safety Requirements (including, without limitation, those Liabilities relating to onsite or offsite Releases or threatened Releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage).

                  (vi) Century has not, either expressly or by operation of law, assumed or undertaken any material liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental and Safety Requirements.

                  (vii) To the Knowledge of Century and the Major Stockholders, no Environmental Lien has attached to any property, leased or operated by Century.

      4.18. Customers; Suppliers.

            (a) Except as set forth in Schedule 4.18(a), no single customer accounted for more than 5% of Century's revenues for the fiscal year ended December 31, 1997 or for the period January 1, 1998 through August 2, 1998. No customer listed on Schedule 4.18(a) (a "Significant Customer") has canceled or otherwise terminated or threatened to cancel or otherwise terminate its relationship with Century, or during such periods has materially decreased its usage or purchase of Century's services or products. Except as set forth in
Schedule 4.18(a), no Significant Customer has notified Century that it has any plan or intention to terminate, cancel or otherwise materially modify its relationship with Century or materially decrease or limit its usage, purchase or distribution of the services or products of Century other than the expiration of such contract after the completion of all work contemplated thereunder (including any work contemplated to be done during any option period).

            (b) The relationships of Century with its suppliers are good commercial working relationships and, except as set forth on Schedule 4.18(b), no supplier has during the last twelve months terminated or threatened to terminate, its relationship with Century or has during the last twelve (12) months decreased or limited or threatened to decrease or limit, its services, supplies or materials to Century. Except with respect to products that Century is reselling pursuant to "reseller agreements," no supplier is a sole source of supply of any good or service to Century. Century does not have any knowledge that any of the suppliers intends to terminate or otherwise modify adversely to Century its relationship with Century or to decrease or limit its services, supplies or materials to Century.

      4.19. Insurance. Schedule 4.19 sets forth an accurate list of all insurance policies carried by Century (all of which policies remain in full force and effect) and all insurance loss runs or workers' compensation claims, in each case to the extent such loss runs or workers' compensation claims have been received for the past two (2) policy years. Century has made available to AppNet true, complete and correct copies of all current insurance policies of Century, all of which are in full force and effect. All premiums due and payable under all such policies have been paid and Century is otherwise in full compliance with the terms of such policies (or other policies providing substantially similar insurance coverage). Such policies of insurance are of the type and in amounts customarily carried by persons conducting businesses similar to that of Century. Neither Century nor the Major Stockholders know of any threatened termination of, or material premium increase with respect to, any of such policies by the insurance company.

      4.20. Intellectual Property.

            (a) Century owns, or possesses valid written licenses to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs and applications and tangible or intangible proprietary information and material that are used or proposed to be used in the Business of Century as currently conducted or as proposed to be conducted by Century (the "Company Intellectual Property Rights"). Schedule 4.20(a) lists all patents, trademarks, trade names, service marks, copyrights, and applications therefor owned by Century, and specifies the jurisdictions in which the such patents, trademarks, trade names, service marks and copyrights are issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. The filings in respect of all such registrations and applications for patents, trademarks, trade names, service marks, and copyrights are in good standing, are held solely in the name of Century as the exclusive owner of all rights therein, and all necessary steps have been taken to maintain such filings and to prosecute the applications in a timely manner.

            (b) Schedule 4.20(b) lists all licenses, sublicenses and other agreements to which Century is a party and pursuant to which any person is authorized to use any patents, trademarks, trade names, service marks and copyrights of Century (and includes any patents, trademarks, trade names, service marks and copyrights of Century and includes the identity of all parties thereto other than non-exclusive product licenses and sublicenses granted by Century in the ordinary course of business). Century is authorized to use in the manner used by Century any third party patents, trademarks or copyrights (including software) (the "Company Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of, any of Century's products or services. Except as set forth on Schedule 4.20(b), Century is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense or agreement described on Schedule 4.20(b) or by which it is authorized to use Company Third Party Intellectual Property Rights.

            (c) No claims with respect to Company Intellectual Property Rights, any trade secrets of Century, or Company Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such of Company Third Party Intellectual Property Rights by or through Century, have been asserted or are threatened by any person, nor, except as set out on Schedule 4.20(c), does Century know of any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any product or service, as now used, sold or licensed or proposed for use, sale or license by Century infringes any copyright, patent, trademark, service mark, trade secret or any other intellectual property right; (ii) against the use by Century of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in Century's Business as currently conducted or as proposed to be conducted by Century; (iii) challenging the ownership, validity or effectiveness of any of Company Intellectual Property Rights or other trade secrets of Century; or (iv) challenging Century's license or legally enforceable right to use, or the validity or effectiveness of Company Third Party Intellectual Property Rights.

            (d) Century has entered into all necessary agreements and obtained all necessary rights to acquire Company Third Party Intellectual Property Rights. All agreements relating to Company Third Party Intellectual Property Rights are in full force and effect for the term set forth in each such agreement.

            (e) All registered trademarks, service marks and copyrights held by Century are valid and subsisting. To the Knowledge of Century and the Major Stockholders, there is no unauthorized use, disclosure, infringement or misappropriation of any of Company Intellectual Property Rights, any trade secrets of Century, or any of Company Third Party Intellectual Property Rights to the extent licensed by or through Century, by any third party, including any employee or former employee of Century. Except as set out on Schedule 4.20(e),
(i) Century has not been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of any patent, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; (ii) to the Knowledge of Century and the Major Stockholders, there is no basis for any such charge or claim; and (iii) to the Knowledge of Century and the Major Stockholders, there is not any infringement liability with respect to, or infringement or violation by, Century of any patent, trademark, service mark, copyright, trade secret or other proprietary right of another.

            (f) Except as set forth in Schedule 4.20(f), no Company Intellectual Property Rights, trade secrets of Century or Company Third Party Intellectual Property Rights are subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by Century. Except for contracts licensing Century's products executed in the ordinary course of business and in accordance with Century's past practices, Century has not entered into any agreement to indemnify any other person against any charge of infringement of any Company Intellectual Property Rights. Each current and former officer of, employee of, and since January 1, 1997, each consultant to, Century has executed and delivered to Century a non-disclosure agreement, or consultant agreement, respectively, in Century's standard forms substantially as set forth in Schedule 4.20(f) hereto regarding the protection of such confidential or proprietary information and the assignments of inventions to Century; copies of all such agreements have been delivered to AppNet. Century is not and never has been engaged in any dispute or litigation with an employee or former employee regarding matters pertaining to intellectual property or assignment of inventions.

            (g) Century has used its best efforts to enforce an adequate trade secret protection program through contractual agreements with officers, employees, developers, consultants and other persons dealing with their businesses. To the knowledge of Century, there has been no material violation of such program by any Person.

            (h) The Company Intellectual Property Rights, at no additional net cost to AppNet (or Century, after the Effective Date), and without human intervention will:

                  (i) include year 2000 date conversion and capabilities including, but not limited to, date data century recognition; calculations which accommodate same century and multi-century formulas and date values; correct sort ordering; and date data interface values that reflect the century;

                  (ii) automatically compensate for and manage and manipulate data involving dates, including single century formulas and multi-century formulas, and will not cause an abnormal abort within the application or result in the generation of incorrect values or invalid outputs involving such dates;

                  (iii) provide that all date related user interface
                        functionalities and data fields include the indication of the correct century;

                  (iv) provide that all date related software to software or application to application data interface functionalities will include the indication of the correct century; and

                  (v) provide that all date processing by the Company Intellectual Property Rights will include four-digit date format and recognize and correctly process dates for leap years.

      4.21. Accounts Receivable. The accounts receivable of Century arose in the ordinary course of business from bona fide transactions and are not subject to any setoff, counterclaim or defense. The accounts receivable (both billed and unbilled) shall be fully collectible in accordance with their terms, subject to any applicable reserves on the Current Balance Sheet.

      4.22. Inventory. All items of inventory and supplies consist of items of a quality, quantity and condition usable and saleable in the ordinary course of the business of Century and for the purpose for which they are intended, without discount or reduction and conform to generally accepted standards in the industry of which Century is a part. The value of each item of inventory and supplies reflected on the Financial Statements was, in each instance, valued at the lower of cost or market value and based on the ordinary course of the business consistent with the historical valuation policy of Century and is not subject to any write-down or write-off.

      4.23. Related Party Transactions. Schedule 4.23 sets forth all arrangements, Liabilities, agreements and contracts in effect as of the date hereof among Century and (i) any Person who is an officer, director or Affiliate of Century, any relative of any of the foregoing or any entity of which any of the foregoing is an Affiliate, or (ii) any Person who acquired Century Common Stock in a private placement.

      4.24. Brokers. Except for NationsBanc Montgomery Securities LLC ("NMS"), the payment of whose fee shall be the responsibility of the Stockholders pursuant to Section 11.7 hereof, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon Century for any commission, fee or other compensation payable as a finder or broker because of any act or omission by Century or the Stockholders.

5. REPRESENTATIONS AND WARRANTIES OF APPNET AND SUB

      To induce Century and the Major Stockholders to enter into this Agreement and to consummate the transactions contemplated hereby, AppNet and Sub each represents and warrants to Century, as of the date hereof and as of the Closing Date, as set forth below:

      5.1. Due Organization. Each of AppNet and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. AppNet is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted, except where the failure to be so authorized or qualified would not have a Material Adverse Effect on the business, operations, affairs, prospects, properties, assets, profits or condition (financial or otherwise) of AppNet.

      5.2. Power and Authority. Each of AppNet and Sub has all requisite corporate power and authority to own, lease and operate its respective properties and to conduct its respective Business as presently conducted and as proposed to be conducted and is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its respective properties or the nature of its respective business activities requires such qualification, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on AppNet.

      5.3. Authority for Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been authorized by all requisite corporate action on the part of AppNet and Sub. Each of AppNet and Sub has full corporate power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by AppNet and Sub and is a legal, valid and binding obligation of AppNet and Sub enforceable against AppNet and Sub, respectively, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general.

      5.4. No Violation to Result. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof: (i) are not in violation or breach of, do not conflict with or constitute a default under, and will not accelerate or permit the acceleration of the performance required by, any of the terms of the Certificate of Incorporation or Bylaws of AppNet or Sub or any contract to which AppNet or Sub is a party or which affects AppNet or Sub; (ii) will not be an event which, after notice or lapse of time or both, will result in any such violation, breach, conflict, default, or acceleration; (iii) will not result in a violation under any law, judgment, decree, order, rule, regulation, permit or other legal requirement of any Governmental or Regulatory Authority, court or arbitration tribunal whether federal, state, provincial, municipal or local (within the U.S. or otherwise) at law or in equity, and applicable to AppNet or Sub; and (iv) will not result in the creation or imposition of any Encumbrance in favor of any Person upon any of the properties or assets of AppNet or Sub.

      5.5. Brokers and Agents. Except for Foxhall Capital, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon AppNet or Sub for any commission, fee or other compensation payable as a finder or broker because of any act or omission by AppNet or Sub.

      5.6. Capitalization. Schedule 5.6 sets forth, with respect to AppNet, (i) the number of authorized shares of each class of its capital stock, (ii) the number of issued and outstanding shares of each class of its capital stock and the record owner thereof, and (iii) the number of shares of each class, if any, which are held in treasury. Except as set forth on Schedule 5.6, no preemptive right or rights of first refusal exist with respect to the shares of capital stock of AppNet, and no such rights arise by virtue of or in connection with the transactions contemplated hereby. Except as set forth on Schedule 5.6, there are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require AppNet to issue or sell any shares of its capital stock (all of the foregoing, the "AppNet Issuance Agreements").
Schedule 5.6 sets forth the identity of the holder of each AppNet Issuance Agreement, the type of agreement to which such holder is a party, the class and number of shares of capital stock subject to each such agreement, and the exercise price or conversion price, or other similar information concerning the consideration such holder is required to tender in exchange for such shares of the capital stock of AppNet. Schedule 5.6 identifies each agreement pursuant to which any of GTCR Golder Rauner, L.L.C. ("GTCR"), Smart Technology, L.L.C. ("Smart Technology"), and their respective Affiliates, has acquired shares of the capital stock of AppNet. There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to AppNet. Except as set forth on Schedule 5.6, AppNet is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

      5.7. Shares Issued in Merger. All of the shares of capital stock of AppNet to be issued in connection with the Merger, upon issuance and delivery by AppNet to the persons entitled thereto and receipt by AppNet of the consideration therefor, will (i) be duly authorized and validly issued and fully paid and non-assessable, (ii) subject to the truth and accuracy of the information to be provided pursuant to Section 6.14(c), and 7.17 hereof and the satisfaction of all conditions to Closing, have been issued by AppNet in compliance with all applicable state and federal laws, and (iii) not have been issued in violation of any preemptive rights or rights of first refusal.

      5.8. Litigation. Except as set forth in Schedule 5.8, there is no litigation, suit, proceeding, action, claim, demand or investigation, at law or in equity, pending or to the best knowledge of AppNet threatened against or affecting AppNet before any court, agency, authority or arbitration tribunal, including, without limitation, any product liability, workers' compensation or wrongful dismissal claims, or claims, actions, suits, demands or proceedings relating to toxic materials, hazardous substances, pollution or the environmental. AppNet is not subject to or in default with respect to any notice, order, writ, injunction or decree of any court, agency, authority or arbitration tribunal.

6. COVENANTS

      6.1. Access to Properties and Records.

            (a) Century shall afford to the officers, employees, attorneys, accountants and other authorized representatives of AppNet and Sub, free and full access to all of Century's assets, properties, books and records and employees in order to afford AppNet and Sub as full an opportunity of review, examination and investigation as they shall desire to make of the affairs of Century, and AppNet and Sub shall be permitted to make extracts from, or take copies of, such books, records (including the stock record and minute books) or other documentation as may be reasonably necessary. Century shall furnish or cause to be furnished to AppNet and Sub such reasonable financial and operating data and other information about Century's Business, properties and assets which any of the respective officers, employees, attorneys, accountants or other authorized representatives of AppNet and Sub may request; provided that AppNet and Sub and their agents shall not unreasonably interfere with the operations of Century's Business. No information or knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

            (b) AppNet and Sub shall afford to the officers, employees, attorneys, accountants and other authorized representatives of Century, free and full access to all of AppNet's and Sub's assets, properties, books and records and employees in order to afford Century as full an opportunity of review, examination and investigation as they shall desire to make of the affairs of AppNet and Sub, and Century shall be permitted to make extracts from, or take copies of, such books, records (including the stock record and minute books) or other documentation thereof as may be reasonably necessary. AppNet and Sub shall furnish or cause to be furnished to Century such reasonable financial and operating data and other information about AppNet's and Sub's Business, properties and assets which any of the respective officers, employees, attorneys, accountants or other authorized representatives of Century may request; provided that Century and its agents shall not unreasonably interfere with the operations of AppNet's and Sub's Business. No information or knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

      6.2. Confidentiality.

            (a) Century and the Major Stockholders recognize and acknowledge that they have in the past, currently have, and in the future may possibly have, access to certain confidential information of Century and/or AppNet and Sub, such as lists of customers, operational policies, and pricing and cost policies, that are valuable, special and unique assets of Century's or AppNet's and Sub's respective businesses. Century and the Major Stockholders agree that they will not disclose confidential information with respect to Century and/or AppNet and Sub to any Person for any purpose or reason whatsoever (except to authorized representatives of Century, AppNet and Sub and to counsel and other advisers, provided that such advisors (other than counsel) agree to the confidentiality provisions of this Section 6.2), unless (i) such information becomes known to the public generally through no fault of Century or the Major Stockholders, (ii) disclosure is required by law or the order of any Governmental or Regulatory Authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party or for certification or state licensure purposes; provided, that prior to disclosing any information pursuant to clauses (ii) or
(iii) above, Century or the Major Stockholders, shall, if possible, give prior written notice thereof to AppNet and Sub and provide AppNet and Sub with the opportunity to contest such disclosure.

            (b) Each of AppNet and Sub agrees that prior to the Closing it will not disclose confidential information with respect to Century and/or the Major Stockholders to any Person, for any purpose or reason whatsoever (except to authorized representatives of AppNet and Sub, Century, and/or the Major Stockholders and to counsel and other advisers, provided that such advisors (other than counsel) agree to the confidentiality provisions of this Section 6.2), unless (i) such information becomes known to the public generally through no fault of AppNet or Sub, (ii) disclosure is required by law or the order of any Governmental or Regulatory Authority under color of law, or (iii) AppNet or Sub reasonably believes that such disclosure is required in connection with the defense of a lawsuit against AppNet or Sub for certification or state licensure purposes; provided, that prior to disclosing any information pursuant to clauses
(ii) or (iii) above, AppNet and Sub, shall, if possible, give prior written notice thereof to Century and/or the Major Stockholders and provide Century and/or the Major Stockholders with the opportunity to contest such disclosure.

      6.3. Interim Covenants of Century. From the date of this Agreement until the Closing Date, except to the extent expressly permitted by this Agreement or otherwise consented to by an instrument in writing signed by AppNet, Century shall (i) keep Century's Business and organization intact and shall not take or permit to be taken or do or suffer to be done anything other than in the ordinary course of its business as the same is presently being conducted, (ii) use its reasonable best efforts to keep available the services of its directors, officers, employees, independent contractors and agents and retain and maintain good relationships with its clients and maintain the Facilities in good condition, (iii) perform its obligations under the Material Contracts and Government Contracts and (iv) maintain the goodwill and reputation associated with its Business. Without limiting the generality of the foregoing, Century shall not:

            (a) Adopt or propose any change in its Certificate of Incorporation or Bylaws;

            (b) Merge or consolidate with any other entity or acquire a material amount of assets of any other entity;

            (c) Issue or sell any stock, bonds, or other securities of which Century is the issuer or grant, issue or change any stock options, warrants or other rights to purchase securities of Century;

            (d) Amend any term of any outstanding security of Century;

            (e) Purchase, sell, lease or dispose of or make any contract for the purchase, sale, lease or disposition of or subject to lien or security interest or any other Encumbrance any of its properties or assets, other than in the ordinary and usual course of its business, consistent with the representations and warranties contained herein, and not in breach of any of the provisions of this Section 6, in each case for a consideration at least equal to the fair value of such property or asset;

            (f) Grant any salary increase to, or increase the draw of, any of its officers, directors, employees or agents, or enter into any new, or amend or alter any existing, employment, bonus, incentive compensation, deferred compensation, profit sharing, retirement, severance, pension, stock option, group insurance, death benefit or other fringe benefit plan, trust agreement or other similar or dissimilar arrangement, or any employment or consulting agreement except consistent with past compensation practices;

            (g) Without AppNet's prior written consent, which consent shall not be unreasonably withheld, incur any bank indebtedness or borrowings, whether or not in the ordinary course of its business, or issue any commercial paper;

            (h) Without AppNet's prior written consent, which consent shall not be unreasonably withheld, enter into any leases of real property or any material leases of equipment and machinery;

            (i) Without AppNet's prior written consent, which consent shall not be unreasonably withheld, enter into any contract, (i) which would be required to be listed on Schedule 4.13 as a Contract or on Schedule 4.14 as a Century Government Contract had it been entered into prior to the date hereof; or (ii) in which any Affiliate of Century or any of the Stockholders has any beneficial interest;

            (j) Redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or debt securities or any option, warrant or other right to purchase or acquire any such shares;

            (k) Create, incur or assume any liability or indebtedness, except in the ordinary course of business consistent with past practices; or postpone or defer the creation, incurrence, or assumption of any liability or indebtedness that would otherwise be created, incurred or assumed in the ordinary course of business absent the execution of this Agreement;

            (l) Pay or apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount, directly or indirectly, to or for the benefit of Century or any Affiliate thereof except for payments to Century's Affiliates in accordance with past practice, provided that any such transaction is on terms no less favorable to Century than terms generally available with third parties in arm's length transactions;

            (m) Declare or pay any dividend, or make any distribution (whether in cash, stock or property) in respect of its capital stock whether now or hereafter outstanding, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase, redeem or otherwise acquire or retire for value any shares of its capital stock (provided, however, that Century may, prior to Closing, distribute to the Stockholders an amount not to exceed $604,079 in the aggregate (the "Pre-Closing Distribution"));

            (n) Acquire or negotiate for the acquisition of (by merger, consolidation, purchase of a substantial portion of assets or otherwise) any business or the start-up of any new business, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to Century;

            (o) Without AppNet's prior written consent, commit a breach of or amend or terminate any Contract, Government Contract, permit, license or other right; or

            (p) Enter into any other transaction (i) that is not negotiated at arm's length with a third party not affiliated with Century or any officer, director of Century or the Stockholders, (ii) outside the ordinary course of business consistent with past practice or (iii) prohibited hereunder.

Notwithstanding the foregoing, Century shall be permitted to (1) pay the fees and expenses of NMS and Winthrop, Stimson, Putnam & Roberts (which amount shall reduce the Cash Merger Consideration on a dollar-for-dollar basis to the extent that such payments result in Century's Net Worth failing to meet or exceed the Net Worth Target), (2) amend its bylaws in the manner contemplated hereby, (3) amend its incentive stock option plan and accelerate the vesting of all outstanding options under such plan, (4) issue stock to option holders who exercise their options to purchase shares of Century stock prior to the Closing,
(5) lease additional space in the building it currently occupies in connection with the due diligence process for this transaction, (6) enter into new employment contracts with all of its employees in a form approved by AppNet, (7) increase the amount of its insurance coverage as approved by AppNet and (8) distribute the Sprinkle to employees of Century.

      6.4. No Solicitation. Neither Century (its officers or directors), the Major Stockholders, nor any agent or any representative thereof, shall during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, directly or indirectly: (a) solicit, encourage or initiate the submission of proposals or offers from any person or entity for, (b) participate in any discussions pertaining to, or (c) furnish any information to any Person, other than AppNet or Sub and, relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, Century or a merger, consolidation or business combination involving Century. If Century or any of the Major Stockholders receives any unsolicited offer or proposal relating to any of the above, Century or the Major Stockholders shall immediately notify AppNet thereof, and provide to AppNet all information relating thereto, including a copy of such offer or proposal, the identity of the party making such offer or proposal and the specific terms of such offer or proposal.

      6.5. Notification of Certain Matters. Century shall give prompt notice to AppNet of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of Century or the Major Stockholders contained herein to be untrue or inaccurate in any material respect at or prior to the Closing Date and (b) any material failure of Century or the Major Stockholders to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Century or the Major Stockholders hereunder. The delivery of any notice pursuant to this
Section 6.5 shall not, without the express written consent of AppNet, be deemed to (A) modify the representations or warranties hereunder of Century or the Major Stockholders, (B) modify the conditions set forth in Section 7 hereof or
(C) limit or otherwise affect the remedies available hereunder to AppNet.

      6.6. Tax Returns; Sales, Use and Transfer Taxes. AppNet, Century and the Major Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding.

      6.7. Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement, each of Century and AppNet will proceed diligently and in good faith to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of AppNet or Century to consummate the Merger and the other matters contemplated hereby, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith.

      6.8. Intentionally deleted.

      6.9. Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts promptly to take, or cause to be taken, all actions and do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including the satisfaction of all conditions thereto.

      6.10. Management of the Surviving Corporation.

            (a) From and after the Closing, until the date that is three years after the Closing Date, AppNet shall take all actions necessary to cause John McBeth, Charles Shaw and Mark Allen to be elected as directors of the Surviving Corporation (the Board of Directors shall have a minimum of seven directors), unless such parties have their employment by the Surviving Corporation terminated for cause.

            (b) From and after the Closing, until the earlier of (1) the date that is three years after the Closing Date and (2) the date that the following persons cease to be employed by the Surviving Corporation, AppNet shall take all actions necessary to cause John McBeth to be elected President and CEO of the Surviving Corporation and to cause Mark Allen, Don Link, Barbara Mallory, and Charles Shaw to be elected Vice Presidents of the Surviving Corporation, unless such parties have their employment by the Surviving Corporation terminated for cause.

      6.11. High Performance Organization. The Surviving Corporation may continue to work with Dr. Lee Thayer on its high performance initiative identified by the President and CEO of the Surviving Corporation.

      6.12. Benefits Plans. The benefit plans set forth on Schedule 4.9(a) shall remain in place until December 31, 1998.

      6.13. Stockholder Vote. Simultaneously with the execution hereof, the Major Stockholders shall execute and deliver to AppNet an irrevocable proxy, in a form acceptable to AppNet, to vote all of their respective shares of Century Common Stock in favor of the approval of this Agreement, the consummation of the Merger and the other transactions contemplated herein.

      6.14. Stockholder Meeting. The Board of Directors of Century shall (a) promptly call a special meeting of its shareholders for the purpose of obtaining
(i) the approval of the Merger and the adoption of this Agreement and (ii) the amendment of Century's bylaws to remove the stock transfer restrictions; (b) take such actions as are necessary to terminate Century's current stockholders' agreements and circulate a Joinder prepared by AppNet to subject the AppNet Common Stock delivered hereunder, or upon exercise of the AppNet Stock Options to AppNet's Stockholders' Agreement and Registration Agreement; (c) prepare all required proxy and disclosure materials, which materials shall comply with all requirements of the DGCL and applicable state and federal securities law and which materials shall be subject to the approval of AppNet; and (d) recommend to the stockholders of Century the approval of the items identified in clause (a) above.

      6.15. Errors and Omissions Insurance. Prior to the Effective Time, Century shall purchase errors and omissions insurance with a policy limit of $10 million. Such policy shall be valid for the period ending December 31, 1998 and shall name Century as the insured. Effective January 1, 1999, the Surviving Corporation shall purchase errors and omissions insurance with a policy limit of $10 million. Such policy shall be valid for the period ending December 31, 1999 and shall name the Surviving Corporation as the insured.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF APPNET AND SUB

      The obligations of AppNet and Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or partial or complete waiver (in AppNet's sole and absolute discretion), at or before the Closing Date, of the following conditions:

      7.1. Representations and Warranties True at the Closing Date. All of the representations and warranties of Century and the Major Stockholders contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except to the extent affected by the transactions contemplated hereby. Notwithstanding the foregoing, Century shall be permitted to update the Schedules attached hereto to reflect any changes between the date of execution hereof and the Closing Date, provided, however, that AppNet shall not be required to consummate the transactions contemplated hereby should the updates to such Schedules not be acceptable to AppNet, in its sole and absolute discretion.

      7.2. Performance. All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Century and/or the Major Stockholders on or before the Closing Date shall have been duly complied with, performed or satisfied by the Closing Date.

      7.3. Stockholder Approval.

            (a) This Agreement and the Merger shall have been approved by the requisite vote or action of the Stockholders under the DGCL and Century's Certificate of Incorporation and Bylaws.

            (b) Century's current stockholders' agreements shall have been terminated.

            (c) Century's bylaws shall have been amended to modify certain stock transfer restrictions (in form acceptable to AppNet).

      7.4. Agreements with Employees. All employees of Century shall have executed and delivered employment and/or non-competition/non-disclosure agreements, in the form attached hereto as Exhibit E1. In addition, those senior managers of Century designated by AppNet shall have executed and delivered Senior Management Agreements in the form attached hereto as Exhibit E2.

      7.5. No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the transactions contemplated hereunder or limiting or restricting the conduct or operation of the Business of Century following the transactions shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental or Regulatory Authority or other instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against any of the Stockholders, Century, AppNet or Sub, their respective properties or any of their officers or directors (as applicable), that could have a Material Adverse Effect on Century.

      7.6. No Material Adverse Change. There shall have been, between the Balance Sheet Date and the Closing Date, no change in the Business, financial condition or prospects of Century which would have a Material Adverse Effect on Century.

      7.7. Certificates. Century and the Major Stockholders shall have furnished AppNet with such certificates of the officers of Century and others to evidence compliance with the conditions set forth in this Section 7 as may be reasonably requested by AppNet.

      7.8. AppNet's Review. AppNet shall be fully satisfied in its sole and absolute discretion with the results of its review of, and its other due diligence investigations with respect to, the Business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of Century; provided, however, that this condition shall be deemed to be fully satisfied unless AppNet delivers notice to Century by noon, Washington, D.C. time, on September 21, 1998, that this condition has not been satisfied.

      7.9. Governmental, Regulatory and Other Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of the Major Stockholders, AppNet, Sub or Century to consummate the Merger and the other matters contemplated hereby shall have been obtained.

      7.10. Delivery of Good Standing Certificates; Corporate Resolutions. AppNet shall have received certificates of good standing with respect to Century issued by Delaware and any other jurisdiction in which Century is required to be qualified in order to conduct business. AppNet shall have received copies of the resolutions of the Stockholders and Century approving the Merger and the other transactions contemplated herein, certified by the appropriate corporate officers.

      7.11. Financial Terms. AppNet shall have verified to its satisfaction the following with respect to Century: (i) sales, net of bad debt expense, for Century's most recent fiscal year ending December 31, 1997, shall have been no less than $10,751,512, and for the 12-month period ending as of the last day of the month immediately preceding the Closing (the "Interim Period") shall be no less than $12.0 million; (ii) earnings before interest and taxes ("EBIT") for Century's most recent fiscal year shall have been no less than $1,401,846 (or 13.0% of sales, net of bad debt expense, for such fiscal year), and EBIT for the Interim Period shall be no less than 13.0% of sales for the Interim Period;
(iii) Century's Net Worth as of the Closing shall be no less than the Net Worth Target; and (iv) except for indebtedness incurred for the purpose of making the Permitted Payments and the Pre-Closing Distribution, Century shall have no outstanding long-term or short-term indebtedness to banks, the stockholders, or other financial institutions and creditors as of the Closing (in each case including the current portions of such indebtedness, but excluding trade payables, accrued current payroll expenses in an amount consistent with Century's past practices and other ordinary course accounts payable); provided, however, that AppNet may, in its sole discretion, waive the foregoing condition in whole or in part and, in such case, the Reducible Amounts shall be reduced by the amount of any such indebtedness of Century (including principal and accrued interest, costs and fees, but excluding any indebtedness incurred for the purpose of making the Permitted Payments and the Pre-Closing Distribution) that is outstanding as of Closing, such reduction to be allocated ratably between the Cash Amount and the Option Amount. In the event that any of the conditions in
Section 7.11(i) through (iii) above are not fully satisfied, AppNet, Century and the Major Stockholders shall attempt in good faith to negotiate a reduction in the Cash Merger Consideration to reflect the impact of such failed condition on AppNet's valuation of Century (which reduction shall be allocated ratably between the Reducible Amounts); provided, however, that AppNet shall nonetheless have the right, exercisable in its sole discretion, to treat any such failed condition as a basis for not proceeding with the Merger. For the purpose of determining whether Century satisfies the conditions specified in Sections 7.11(i) through (iii), no adjustment shall be made to Century's Financial Statements or financial results for changes shown on Schedule 7.11.

      7.12. Payment of Loans. With the exception of any loans to employees under Century's Home Computer Benefit Program (the maximum outstanding amount of all such loans not to exceed $30,000 in the aggregate) and one hardship loan to an employee with a principal balance of no more than $1,655.45, all notes receivable from the Stockholders, other Affiliates of Century, and employees of Century shall have been repaid in full in accordance with their terms.

      7.13. Purchase of Personal Use Items. The Stockholders shall have purchased any personal use assets (e.g., automobiles) from Century at a purchase price equal to the greater of the net book value of such assets as of Closing or the outstanding indebtedness secured by such assets. Cell phones and pagers purchased by Century for use by its officers and employees are not personal use assets within the meaning of this section.

      7.14. Intentionally Deleted.

      7.15. Stockholders Agreement and Registration Agreement. Century, the Stockholders and Century's option holders shall have executed such agreements as shall be necessary to subject the AppNet Common Stock to be delivered to the Stockholders and Century's option holders hereunder to be subject to AppNet's Stockholders Agreement and Registration Agreement.

      7.16. Dissenting Shares. The total number of Dissenting Shares shall be no greater than 5% of the number of shares of Century Common Stock issued and outstanding immediately prior to the Effective Time.

      7.17. Accredited Investors. Century shall have received and provided to AppNet properly executed Accredited Investor Questionnaires from the holders of Century Common Stock or Century Stock Options such that at the Effective Time Century shall not have more than 35 stockholders or option holders who are not Accredited Investors (as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended).

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF CENTURY

      The obligations of Century to consummate the transactions contemplated by this Agreement are subject to the satisfaction or partial or complete waiver (in Century's sole and absolute discretion), at or before the Closing Date, of the following conditions:

      8.1. Representations and Warranties True as of the Closing Date. All of the representations and warranties of AppNet and Sub contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except to the extent affected by the transactions contemplated hereby.

      8.2. AppNet's and Sub's Performance. All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by AppNet and Sub on or before the Closing Date shall have been duly complied with, performed or satisfied by the Closing Date.

      8.3. No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the transactions contemplated hereunder or limiting or restricting the conduct or operation of the Business of AppNet, Sub or Century following the transactions shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental or Regulatory Authority seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against Century, AppNet or Sub, their respective properties or any of its officers or directors, that could have a Material Adverse Effect on Century.

      8.4. Certificates. AppNet shall have furnished Century and the Major Stockholders with such certificates of the officers of AppNet and others to evidence compliance with the conditions set forth in this Section 8 as may be reasonably requested by the Major Stockholders.

      8.5. Governmental, Regulatory and Other Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of AppNet, AppNet or Century to consummate the Stock Purchase and the other matters contemplated hereby shall have been obtained.

      8.6. Delivery of Good Standing Certificates; Corporate Resolutions. Century shall have received certificates of good standing with respect to AppNet and Sub issued by Delaware and any other jurisdiction in which AppNet or Sub is required to conduct business. Century shall have received copies of the resolutions of AppNet and Sub approving the Merger and the other transactions contemplated herein, certified by the appropriate corporate officers.

      8.7. Stockholder Approval. The performance of this Agreement and the consummation of the transactions contemplated hereby shall have been adopted by the requisite vote of the Stockholders under the DGCL and Century's Certificate of Incorporation and Bylaws.

      8.8. Dissenting Shares. The total number of Dissenting Shares shall be no greater than 5% of the number of shares of Century Common Stock issued and outstanding immediately prior to the Effective Time.

      8.9. Century's Review. Century shall be fully satisfied in its sole and absolute discretion with the results of its review of, and its other due diligence investigations with respect to, the Business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of AppNet and Sub; provided, however, that this condition shall be deemed to be fully satisfied unless Century delivers notice to AppNet by noon, Washington, D.C. time, on September 21, 1998, that this condition has not been satisfied.

9. INDEMNIFICATION

      9.1. General Indemnification.

            (a) Each of Century and the Major Stockholders, jointly and severally, covenants and agrees to indemnify, defend, protect and hold harmless AppNet and Sub, and their respective officers, directors, employees, stockholders, assigns, successors and affiliates (individually, a "Buyer Party" and collectively, the "Buyer Parties") from, against and in respect of all liabilities, losses, claims, damages, punitive damages, causes of actions, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, excise taxes, interest (including interest from the date of such damages) and costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained, incurred or paid by the Buyer Parties, in any action or proceeding between Century and all or any of the Major Stockholders and the Buyer Parties or between the Buyer Parties and a third party, in connection with, resulting from or arising out of, directly or indirectly: (i) the inaccuracy of any representation or the breach of any warranty set forth in
Section 4 of this Agreement; (ii) the nonfulfillment of any covenant or agreement on the part of Century or the Major Stockholders set forth in this Agreement or in any agreement or certificate executed and delivered by Century or the Major Stockholders pursuant to this Agreement or in the transactions contemplated hereby; (iii) any and all Taxes which are (A) imposed on the Stockholders or any member (other than Century) of the consolidated, unitary or combined group which includes or included Century, that AppNet, or Century pay or otherwise satisfy in whole or in part; and (B) imposed on Century in respect of its income, business, property or operations or for which Century may otherwise be liable (x) for any taxable period ending on or prior to the Closing Date, or (y) resulting by reason of the several liability of Century pursuant to Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of Century having been a member of any consolidated, combined or unitary group on or prior to the Closing Date; (iv) a cost disallowance proposed by the Defense Contract Audit Agency or the National Library of Medicine in any audit for periods ending prior to the Effective Time;
(v) Government Contract Liability (as such term is defined herein); and (vi) the business, operations or assets of Century on or before the Closing Date (except as otherwise disclosed in the Financial Statements or the Schedules to this Agreement) or the actions of Century's directors, officers, shareholders, employees or agents before the Closing Date.

            (b) AppNet and Sub covenant and agree to indemnify, defend, protect and hold harmless (i) any Major Stockholder and his or her respective assigns, successors and affiliates and (ii) Century and its respective officers, directors, employees, stockholders, assigns, successors and affiliates (individually, a "Seller Party" and collectively, the "Seller Parties") from, against and in respect of all Damages suffered, sustained, incurred or paid by the Seller Parties, in any action or proceeding between the Seller Parties and the Buyer Parties or between the Seller Parties and a third party, in connection with, resulting from or arising out of, directly or indirectly: (i) the inaccuracy of any representation or the breach of any warranty set forth in
Section 5 of this Agreement; and (ii) the nonfulfillment of any covenant or agreement on the part of AppNet and Sub set forth in this Agreement or in any agreement or certificate executed and delivered by AppNet or Sub or pursuant to this Agreement or in the transactions contemplated hereby.

            (c) Notwithstanding the foregoing provisions of Section 9.1(a) and
(b), if Closing occurs, (i) Century shall not be an Indemnifying Party (as defined below) or otherwise be subject to the indemnification and other obligations contained in Section 9.1(a), and the Major Stockholders, if Closing occurs, hereby waive any right to contribution, reimbursement or other right to recovery that they might otherwise have against Century in connection with any such indemnification or other obligations, and (ii) Century shall not be deemed a party to any of the representations, warranties or covenants made by it pursuant to this Agreement or any certificate, document or instrument in connection herewith, and, if Closing occurs, the Major Stockholders hereby waive any right to contribution, reimbursement or other right to recovery that they might otherwise have against Century in connection with any such representations, warranties or covenants, and (iii) Century shall be deemed to be a Buyer Party.

      9.2. Indemnification Procedures. All claims or demands for indemnification under this Section 9 ("Claims") shall be asserted and resolved as follows:

            (a) In the event a Buyer Party or a Seller Party (an "Indemnified Party") has a Claim against the other party (an "Indemnifying Party") hereunder which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice (as defined in Section 9.2(b)) with respect to such Claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period (as defined in Section 9.2(b)) that the Indemnifying Party disputes such Claim, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case the Indemnifying Party shall object in writing to any Claim made in accordance with this Section 9.2(a), the Indemnified Party shall have fifteen (15) days to respond in a written statement to the objection of the Indemnifying Party. If after such fifteen (15)-day period there remains a dispute as to any Claims, the parties shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such Claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. If no such agreement can be reached after good faith negotiation, either the Indemnified Party or the Indemnifying Party may adjudicate such claim in accordance with the terms of Section 11.11 hereof.

            (b) In the event that any Claim for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Claim, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim) (the "Claim Notice"). The Indemnifying Party shall have fifteen (15) days from the receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the Indemnifying Party's liability to the Indemnified Party hereunder with respect to such Claim and (ii) if the Indemnifying Party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such Claim. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify hereunder and desires to defend the Indemnified Party against such Claim and except as hereinafter provided, the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion; provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, the Indemnified Party may do so at the Indemnified Party's sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such Claim, whether by failure of the Indemnifying Party to give the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

            (c) Notwithstanding the provisions of Section 9.2(b), if at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Indemnifying Party, any such Claim seeks relief which could have a Material Adverse Effect on any Indemnified Party, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder; provided, however, that the Indemnified Party may not settle or compromise any such Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld). If the Indemnified Party should elect to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such claim or demand at the sole cost and expense of the Indemnifying Party. Notwithstanding any limits on liability provided for elsewhere in this Agreement, in the event that the Indemnifying Party does not consent to a proposed settlement or compromise, for any reason, and the Claim is ultimately determined to be in excess of such proposed settlement or compromise, the Indemnifying Party shall be liable to the Indemnified Party for the entire Claim. For purposes of this section, a Claim which seeks relief which could have a Material Adverse Effect on any Indemnified Party shall be defined as a Claim for Damages in an amount in excess of the limits on the Indemnifying Party's indemnification obligations hereunder.

            (d) Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent Claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made.

      9.3. Right to Setoff. In the event Century or the Major Stockholders shall be in breach of any representation, warranty, covenant or shall have an indemnification obligation to AppNet, AppNet shall be permitted to seek satisfaction of such amounts through an offset against the Note. No limitation or such right of offset shall otherwise affect AppNet's rights hereunder or otherwise. In the event the Note is, in accordance with its terms, converted into AppNet Common Stock, such shares shall at the time of, and as a condition to, such conversion be pledged to AppNet as security for the Major Stockholders' obligations to AppNet under this Agreement pursuant to a Security Agreement (Pledge), in the form attached hereto as Exhibit F. The remedy of offset shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which AppNet is or may be entitled at law or equity, under this Agreement.

      9.4. Release. Effective as of Closing, the Major Stockholders hereby irrevocably waive and release Century of, from and against any and all claims or causes of actions for Damages that they may have, have had or may at any time on or before Closing have against Century.

10. NONCOMPETITION

      10.1. Prohibited Activities.

            (a) For the period commencing with Closing and ending on the third
(3rd) year anniversary of Closing, Charles Butterfield, Paul Butterfield, Norman Engelberg, and Philip Miller shall not, individually or collectively, for any reason whatsoever, directly or indirectly:

                  (i) sell a product or service on which such individual worked, prior to the time at which his employment by Century terminated, to any Person that is either (A) purchasing that product or service at that time from AppNet or any Affiliate of AppNet or (B) known to him to be actively considering purchasing that product or service from AppNet or an Affiliate of AppNet;

                  (ii) while employed by or consulting for any other Person, work on any product or service on which such individual worked prior to the time at which his employment by Century terminated, if his new employer is selling that product or service to any Person who is either (A) purchasing that product or service from AppNet or any Affiliate of AppNet or (B) known to him to be actively considering purchasing that product or service from AppNet or an Affiliate of AppNet;

                  (iii) call upon any Person who is, at that time, an employee of AppNet or its Affiliates for the purpose or with the intent of enticing such employee away from or out of the employ of AppNet or its Affiliates; or

                  (iv) publish any statement or make any statement (under any circumstances reasonably likely to become public) critical of AppNet or its Affiliates, or in any way adversely affecting or otherwise maligning the reputation of AppNet or its Affiliates.

For purposes of the foregoing, an individual shall be deemed to have worked on a product or service prior to the time at which his employment by Century terminated if he worked on a bid or proposal involving the product or service while employed by Century.

            (b) For the period commencing with Closing and ending on the third
(3rd) year anniversary of Closing, none of John McBeth, Mark Allen, or Charles Shaw shall, for any reason whatsoever, directly or indirectly, for himself, herself or on behalf of or in conjunction with any other Person:

                  (i) engage as a stockholder, officer, director, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, in any business selling any products or services in direct competition with AppNet or its Affiliates (a "Competing Business"); provided, however, each of the Stockholders shall not be precluded from the ownership of securities of corporations that are listed on a national securities exchange or traded in the national over-the-counter market in an amount that shall not exceed one percent (1%) of the outstanding shares of any such corporation;

                  (ii) call upon any Person who is, at that time, an employee of AppNet or its Affiliates for the purpose or with the intent of enticing such employee away from or out of the employ of AppNet or its Affiliates;

                  (iii) call upon any Person who or that is, at that time, or has been, within one (1) year prior to that time, a customer of AppNet or its Affiliates for the purpose of soliciting or selling products or services in competition with AppNet or its Affiliates; or

                  (iv) publish any statement or make any statement (under any circumstances reasonably likely to become public) critical of AppNet or its Affiliates, or in any way adversely affecting or otherwise maligning the reputation of AppNet or its Affiliates.

      10.2. Damages. Because of the difficulty of measuring economic losses to AppNet and its Affiliates as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to AppNet and its Affiliates for which it would have no other adequate remedy, the Major Stockholders agree that the foregoing covenant may be enforced by AppNet in the event of breach by any of the Major Stockholders, in addition to, but not in lieu of, any other available remedies, by injunctions and restraining orders and other equitable remedies.

      10.3. Reasonable Restraint. It is agreed by the parties that the foregoing covenants in this Section 10 impose a reasonable restraint on the Major Stockholders in light of the activities and business of AppNet and its Affiliates on the date of the execution of this Agreement and the current plans of AppNet and its Affiliates; but it is also the intent of the parties, that such covenants be construed and enforced in accordance with the changing activities and business of AppNet and its Affiliates throughout the term of this covenant.

      10.4. Severability; Reformation. The covenants in this Section 10 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

      10.5. Independent Covenant. All of the covenants in this Section 10 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any of the Major Stockholders against AppNet or an Affiliate thereof, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by AppNet of such covenants. It is understood by the parties hereto that the covenants contained in this Section 10 are essential elements of this Agreement and that, but for the agreement of the Major Stockholders to comply with such covenants, AppNet would not have agreed to enter into this Agreement. The Major Stockholders and AppNet have independently consulted with their respective counsel and have been advised concerning the reasonableness and propriety of such covenants with specific regard to the nature of the business conducted by AppNet. The Major Stockholders hereby agrees that all covenants contained in this Section 10 are reasonable and valid and waives all defenses to the strict enforcement hereof by AppNet. The covenants contained in this Section 10 hereof shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not performed.

      10.6. Materiality. Each of the Major Stockholders hereby agrees that the covenants set forth in this Section 10 are a material and substantial part of the transactions contemplated by this Agreement.

11. GENERAL

      11.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

            (a) by mutual consent of the Boards of Directors of AppNet and Century;

            (b) by Century, on the one hand, or by AppNet, on the other hand, if the Closing shall not have occurred on or before October 31, 1998; provided that the right to terminate this Agreement under this Section 11.1(b) shall not be available to either party whose material misrepresentation, breach of warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

            (c) by Century, on the one hand, or by AppNet, on the other hand, if there is or has been a material breach, failure to fulfill or default on the part of the other party of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before the Closing Date; or

            (d) by Century, on the one hand, or by AppNet, on the other hand, if there shall be a final nonappealable order of a federal or state court in effect preventing the consummation of the transactions contemplated by this Agreement; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions by any governmental entity which would make the consummation of the transactions illegal.

      11.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any party hereto or its officers, directors or stockholders. Notwithstanding the foregoing sentence, (i) the provisions of this Section 11, Section 9, Section 6.2(a) (except for Century's obligation to keep information regarding Century confidential thereunder) and
Section 6.2(b) shall remain in full force and effect and survive any termination of this Agreement; (ii) each party shall remain liable for any intentional breach of this Agreement prior to its termination; and (iii) in the event of termination of this Agreement pursuant to Section 11.1(c), then notwithstanding the provisions of Section 11.7, the breaching party (if such breach was in effect as of the date hereof) shall be liable to the other party to the extent of the expenses incurred by such other party in connection with this Agreement and the transactions contemplated by this Agreement, as well as any damages in accordance with applicable law.

      11.3. Cooperation.

            (a) Century, on the one hand, and AppNet, on the other hand, shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. In connection therewith, if required, each of AppNet and Century will execute any documentation reasonably required by AppNet's or Century's independent certified public accountants (in connection with such accountant's audit of AppNet or Century). Each of Century and AppNet will also cooperate and use their reasonable efforts to have their respective officers and employees cooperate with AppNet and Century, as the case may be, on and after the Closing Date in furnishing information, accounting records, evidence, testimony and other assistance in connection with any Tax return filing obligations, audits, actions, proceedings, arrangements or disputes of any nature.

            (b) Should agreements for services (including agreements relating to administrative and accounting services) be necessary for either Century or AppNet to operate independently, the parties will discuss such agreements in good faith.

      11.4. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Century and the Major Stockholders and their respective successors and assigns; provided, however, that Century and the Major Stockholders may not make any assignment of this Agreement or any interest herein without the prior written consent of AppNet. This Agreement or any of the severable rights and obligations inuring to the benefit or to be performed by AppNet hereunder may be assigned by AppNet to a third party, in whole or in part, and to the extent so assigned, Century and the Major Stockholders hereby recognize said assignee as the party-in-interest with respect to the rights and obligations assigned and agrees to look solely to said assignee for the purpose of conferring benefits, or requiring performance of obligations, assigned to it by AppNet. Except as provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

      11.5. Entire Agreement. This Agreement (which includes the schedules and exhibits hereto), sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and thereby. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

      11.6. Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered (which deliveries may be by telefax) by the parties.

      11.7. Expenses. AppNet has and shall pay the fees, expenses and disbursements of AppNet and its brokers, agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. Except as otherwise provided, the Stockholders have paid and shall pay the fees, expenses and disbursements of Century and the Stockholders and each of their respective brokers, agents, representatives, financial advisors, accountants and counsel incurred in connection with the subject matter of this Agreement. To the extent that Century has not received a release from all such brokers, agents, representatives, accountants and counsel for such fees, expenses and disbursements, AppNet shall have the authority to pay the same at Closing and reduce the Cash Merger Consideration by the amount of such payments (but in the case of the payment to NMS only to the extent that such payments result in Century's Net Worth failing to meet or exceed the Net Worth Target).

      11.8. Specific Performance; Remedies Not Exclusive. Each party hereto acknowledges that the other parties shall be irreparably harmed and that there shall be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including, without limitation, the confidentiality obligations set forth in Section 6.2(a) and (b) and the noncompetition provisions set forth in Section 10. It is accordingly agreed that, in addition to, but not in lieu of, any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties' covenants and agreements contained in this Agreement. Except as otherwise provided herein, all rights and remedies of the parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement (including the Annexes hereto) or applicable law.

      11.9. Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested, or by nationally recognized overnight courier service, as follows:

          If to AppNet to:

          AppNet Systems, Inc.
          6700 Rockledge Drive, Suite 525
          Bethesda, Maryland 20817
          Attn: Ken S. Bajaj, President

          with a required copy to:

          Tucker, Flyer & Lewis
          1615 L Street, N.W., Suite 400
          Washington, D.C. 20036
          Attn: Arthur E. Cirulnick, Esq.

          If to Century or the Major Stockholders to:

          Century Computing, Incorporated
          8101 Sandy Spring Road
          Laurel, Maryland 20707
          Attn:  John T. McBeth, President and CEO

          with a required copy to:

          Winthrop, Stimson, Putnam & Roberts
          1133 Connecticut Avenue, N.W.
          Washington, D.C.  20036
          Attn:  Michael J. Levitin, Esq.

          and a required copy to:

          Paul Butterfield
          13798 Lakeside Drive
          Clarksville, MD 21209

          and a required copy to:

          Charles Butterfield
          9501 Footprint Place
          Columbia, MD  21045

          and a required copy to:

          Norman Engelberg
          6621 Rising Waves Way
          Columbia, MD  21044
or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

      11.10. Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with, the laws of the State of Maryland (without regard to its laws relating to choice-of-law or conflicts-of-law).

      11.11. Arbitration. Any unresolved dispute or controversy arising under or in connection with this Agreement arising after the Closing shall be settled exclusively by a three (3) person arbitration panel, with such arbitration proceeding conducted in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The arbitration proceeding shall be held in Bethesda, Maryland. Notwithstanding the foregoing, the parties shall be entitled to seek injunctive or other equitable relief from any court of competent jurisdiction, without the need to resort to arbitration.

      11.12. Survival of Representations, Warranties and Covenants. All representations, warranties and covenants made by either party in or pursuant to this Agreement or in any document delivered pursuant hereto shall survive the Closing.

      11.13. Miscellaneous.

            (a) Notwithstanding anything contained in Section 9 to the contrary, there shall be no liability for indemnification under Section 9, (i) unless the aggregate amount of Damages exceeds $100,000, or (ii) to the extent that an Indemnified Party has suffered, incurred, sustained or become subject to, Damages by reason of all such claims in excess of $1.5 million and no Indemnifying Party (and for the purpose of this sentence, all Seller Parties shall be considered one and the same Indemnifying Party) shall be obligated to pay more than $1,500,000 under Section 9 (the "General Cap"). For Damages which the Buyer Parties suffer, incur, sustain or become subject to, by reason of a cost disallowance proposed by the Defense Contract Audit Agency or the National Library of Medicine in any audit for periods ending prior to the Effective Time or which the Buyer Parties suffer, incur, sustain or become subject to, for the reasons set forth in Section 9.1(a)(iii), the General Cap shall be inapplicable; instead, for such Damages there shall be liability for indemnification under
Section 9 up to the aggregate Merger Consideration plus the Option Amount (minus the value of any AppNet Stock Options issued upon the conversion of Century Stock Options in connection with the Merger if such AppNet Stock Options have expired without being exercised). For Damages which the Buyer Parties suffer, incur, sustain or become subject to, by reason of any other Liability of Century under any Government Contract for acts or omissions that occurred prior to the Effective Time

("Government Contract Liability"), the General Cap shall be inapplicable; instead, for such Damages there shall be liability for indemnification under
Section 9 up to $2.5 million. Notwithstanding anything contained in Section 9 or 11.13, (x) the obligation of the Seller Parties to pay up to $2.5 million in respect of Government Contract Liability shall be in addition to the Seller Parties' obligation to pay up to $1.5 million in respect of liabilities falling within the General Cap, (y) the Buyer Parties may pursue claims for Government Contract Liability in excess of $2.5 million but only if and to the extent that the Buyer Parties have not been paid $1.5 million under the General Cap, and (z) the amount that the Seller Parties are obligated to pay under the General Cap shall be reduced by one dollar for each dollar in excess of $2.5 million that the Buyer Parties recover in excess of $2.5 million.

            (b) Notwithstanding anything contained in Section 9 to the contrary, the indemnification obligations under Section 9 shall terminate as follows: (i) indemnification obligations relating to a cost disallowance proposed by the Defense Contract Audit Agency or the National Library of Medicine in any audit for periods ending prior to the Effective Time shall terminate thirty days following the date when such audit is completed, the contract is closed, and final payment in respect of such contract has been received, and upon the completion of the cost audit, (ii) indemnification obligations relating to the reasons set forth in Section 9.1(a)(iii) shall terminate at the expiration of the applicable statute of limitation for any such Governmental or Regulatory Authority asserting a claim against the Surviving Corporation (provided, however, there shall be no indemnification beyond the expiration of the initial statute of limitations in the event that a Buyer Party has extended the statute of limitations), (iii) indemnification obligations with respect to a breach of
Section 4.20(h) shall terminate on July 1, 2000, and (iv) all other indemnification obligations shall terminate on the first anniversary of the Effective Time; provided, however, that any indemnification obligation which would otherwise terminate in accordance with clauses (i), (ii), (iii) or (iv) above will continue to survive if a Claim Notice shall have been timely given under Section 9 on or prior to such termination date, but only with respect to the specific Claim described in such Claim Notice and only until such Claim has been satisfied or otherwise resolved pursuant to Section 9.

            (c) Notwithstanding anything in Section 9 to the contrary, except for the unpaid balance of the Note (or the shares into which such balance is convertible) which is available for offset against indemnification obligations in their entirety pursuant to Section 9.3, including, without limitation, amounts due to Century stockholders other than the Major Stockholders, the indemnification obligations of each Major Stockholder shall be limited to the following percentage of the indemnification obligations: Mark Allen, 4.67%; Charles Butterfield, 22.66%; Paul Butterfield, 22.79%; Norman Engelberg, 16.33%; John McBeth, 24.78%; Philip Miller, 2.45%; and Charles Shaw, 6.32%.

            (d) The indemnification provisions of Section 9 shall constitute the sole and exclusive remedy of the parties hereto for any inaccuracy, untruth, incompleteness or other breach of any representation or warranty contained in or made pursuant to this Agreement or for any breach of or failure to perform any covenant or agreement made in this Agreement (other than a claim based upon fraud or for injunctive relief under Section 10), and the parties each waive any other remedy, which they or any other person entitled to indemnification hereunder may have at law or in equity with respect thereto. The amount of Damages suffered by any person entitled to indemnification shall be reduced by an amount equal to any insurance recovery received by such person with respect to such Damages; provided, however, that no Indemnified Party shall be obligated to pursue or continue to pursue any payment pursuant to the terms of any insurance policy and the Indemnifying Party shall be subrogated to an Indemnified Party's claims under such policy. The Indemnified Party shall execute and deliver such documents as the Indemnifying Party may reasonably request to evidence such subrogation and to assist the Indemnifying Party in any claim in respect of such insurance policy at the expense of the Indemnifying Party.

            (e) In the event that any Stockholder shall exercise his or her appraisal rights under DGCL Section 262, the Major Stockholders shall have the right to control the defense of such appraisal proceeding as if such proceeding was a Claim for which the Major Stockholders are the Indemnifying Parties. One-half of the cost of such appraisal proceeding and any amount which the Surviving Corporation shall be required to pay with respect to any Dissenting Shares shall be paid directly by the Major Stockholders and one-half of the cost of such appraisal proceeding and any amount which the Surviving Corporation shall be required to pay with respect to any Dissenting Shares shall be Damages hereunder where AppNet and the Surviving Corporation are Buyer Parties entitled to indemnification from the Major Stockholders.

            (f) So long as either or both of John McBeth and Barbara Mallory are employed by Century, and so long as the Seller Parties are obligated to indemnify under this Agreement for liability in respect of contracts between Century and customers that are Governments or units thereof, John McBeth or Barbara Mallory, so long as such person is then employed by Century, shall control relations between Century and each customer of Century that both (i) is a Government or a unit thereof and (ii) is a party to a contract for which the Seller Parties are obligated to indemnify the Buyer Parties under this Agreement. So long as either or both of John McBeth and Barbara Mallory are employed by Century, and so long as the Seller Parties are obligated to indemnify under Section 9.1(a)(iii) of this Agreement, John McBeth or Barbara Mallory, so long as such person is them employed by Century along with AppNet's Chief Financial Officer, shall control relations between Century and the Internal Revenue Service in respect of matters subject to such indemnification.

      11.14. Severability. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. The preceding sentence is in addition to and not in place of the severability provisions in Section 10.4.

      11.15. Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee or partner of any party hereto or any other person or entity.

      11.16. Mutual Drafting. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

      11.17. Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax or securities consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax and securities consequences.

      11.18. Amendment; Waiver. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

      11.19. Gender. Unless the context clearly indicates otherwise, where appropriate the singular shall include the plural and the masculine shall include the feminine or neuter, and vice versa, to the extent necessary to give the terms defined herein and/or the terms otherwise used in this Agreement the proper meanings.

      11.20. Headings. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

      11.21. Public Disclosure. Prior to the Closing Date, neither party shall make any disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement unless previously approved by Century and AppNet. Nothing in this Section 11.21 or in Section 6.2 shall restrict Century's ability to call the meeting of stockholders contemplated by Section 7.3 or to reveal the existence of this Agreement to Century's employees at the time Century gives notice of such stockholders' meeting.

                            [EXECUTION PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the day and year first above written.

                                     APPNET:

                                     APPNET SYSTEMS, INC.

                                     By:    /s/ Ken Bajaj
                                           ------------------------------
                                     Name:  Ken Bajaj
                                           ------------------------------
                                     Title: Chief Executive Officer
                                           ------------------------------

                                     SUB:

                                     APPNET/CENTURY, INC.

                                     By:    /s/ Ken Bajaj
                                           ------------------------------
                                     Name:  Ken Bajaj
                                           ------------------------------
                                     Title: Chief Executive Officer
                                           ------------------------------


                                     Century:

                                     CENTURY COMPUTING, INCORPORATED

                                     By:    /s/ John T. McBeth
                                           ------------------------------
                                     Name:  John T. McBeth
                                           ------------------------------
                                     Title: President and CEO
                                           ------------------------------

                                     MAJOR STOCKHOLDERS:

/s/ Charles Butterfield              /s/ Paul Butterfield
--------------------------------     ------------------------------------
Charles Butterfield                  Paul Butterfield

/s/ Norman Engelberg                 /s/ John McBeth
----------------------------------   ------------------------------------
Norman Engelberg                     John McBeth

/s/ Philip Miller                    /s/ Charles Shaw
----------------------------------   ------------------------------------
Philip Miller                        Charles Shaw

/s/ Mark Allen
----------------------------------
Mark Allen

                                    SCHEDULES

Schedule 1        Major Stockholders
Schedule 3.1(c)   Cash Merger Consideration and Debt Merger Consideration
Schedule 3.1(d) AppNet Stock Options to be delivered to the holders of Century Stock Options
Schedule 4.4      Violations of Agreements
Schedule 4.5      Stock of Century
Schedule 4.6      Financial Statements
Schedule 4.7(a)   Liabilities
Schedule 4.7(b)   Advance Payments or Deposits
Schedule 4.8      Adverse Changes
Schedule 4.9(a)   Benefit Plans
Schedule 4.9(b)   List of Employees
Schedule 4.12(a)  Real Property
Schedule 4.12(b)  Personal Property
Schedule 4.13     Material Contracts
Schedule 4.14     Government Contracts
Schedule 4.15     Violations of Law; Litigation
Schedule 4.16     Noncompliance List
Schedule 4.17     Environmental Disclosure
Schedule 4.18(a)  Significant Customers
Schedule 4.18(b)  Suppliers Who Have Threatened Termination
Schedule 4.19     Insurance
Schedule 4.20(a)  Company Intellectual Property Rights
Schedule 4.20(b)  Licenses to Use Century Intellectual Property
Schedule 4.20(c)  Third Party Intellectual Property Claims
Schedule 4.20(e)  Unauthorized Intellectual Property Use
Schedule 4.20(f)  Century Nondisclosure Agreement
Schedule 4.23     Related Party Transactions
Schedule 5.6      Stock of AppNet
Schedule 5.8      Litigation (AppNet)
Schedule 7.11     Agreed-upon Adjustments

                                    EXHIBITS

Exhibit A     Form of Certificate of Merger
Exhibit B     Form of Certificate of Beneficial Interest
Exhibit C     Form of Subordinated Convertible Promissory Note
Exhibit D     Intentionally Deleted
Exhibit E1    Form of Employment Agreement; Form of Non-Competition/Non-
                  Disclosure Agreement
Exhibit E2    Form of Senior Management Agreement
Exhibit F     Form of Security Agreement (Pledge)